UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

SILICON IMAGE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2014

To Our Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Silicon Image, Inc. to be held at our headquarters located at 1140 East Arques Ave., Sunnyvale, California, 94085, on Monday, May 19, 2014, at 2:00 p.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of Silicon Image by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely

Camillo Martino
Chief Executive Officer

SILICON IMAGE, INC.
1140 East Arques Ave.
Sunnyvale, California 94085
______________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders of Silicon Image, Inc. will be held at our headquarters located at 1140 East Arques Ave., Sunnyvale, California 94085, on Monday, May 19, 2014, at 2:00 p.m., Pacific Time, for the following purposes:

1.
To elect two Class III directors of Silicon Image, Inc., each to serve until the 2017 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. Silicon Image’s Board of Directors intends to present the following nominees for election as Class III directors:

William Raduchel	Camillo Martino

2.
To approve an amendment to the Company’s 1999 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder and to increase the maximum number of shares issuable thereunder.

3.	To approve the Company’s executive compensation.

4.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Silicon Image, Inc. for the fiscal year ending December 31, 2014.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 28, 2014 are entitled to notice of and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Camillo Martino
Chief Executive Officer

Sunnyvale, California
April 8, 2014

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope, or vote by telephone or Internet according to the directions on the accompanying proxy, so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2014:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
http://ir.siliconimage.com/annuals.cfm

Voting Rights, Quorum and Required Vote	1
Voting of Proxies	2
Expenses of Solicitation	2
Revocability of Proxies	2
Telephone or Internet Voting	2
Proposal No. 1 — Election of Directors	3
Membership and Meetings of Board of Directors and Board Committees	7
Compensation Committee Interlocks and Insider Participation	9
Proposal No. 2 — Approval of Amendment to 1999 Employee Stock Purchase Plan to Increase the Number of Shares Available for Issuance Thereunder and to Increase the Maximum Number of Shares Issuable Thereunder	10
Proposal No. 3 — Resolution to Approve the Company's Executive Compensation	14
Proposal No. 4 — Ratification of Appointment of Independent Registered Public Accounting Firm	15
Audit and Related Fees	15
Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm	15
Security Ownership of Certain Beneficial Owners and Management	16
Equity Compensation Plans	18
Executive Officers	19
Compensation Discussion and Analysis	20
Compensation Philosophy and Objectives	21
Compensation Elements	24
Executive Compensation-Setting Process	28
Compensation Committee Report	30
Summary Compensation Table	31
Grants of Plan-Based Awards Table (2013)	33
Options Exercised/Awards Vested Table (2013)	34
Outstanding Equity Awards at Year End Table (2013)	35
Potential Payments Upon Termination or Change of Control	38
Director Compensation	40
Board of Directors Compensation Practices	40
Director Compensation Plan	40
Director Compensation Table (2013)	41
Transactions With Related Persons	43
Stock Price Performance Graph	44
Report of the Audit Committee	45
Section 16(a) Beneficial Ownership Reporting Compliance	46
Stockholder Proposals	46
Directors’ Attendance at Annual Stockholder Meetings	46
Security Holder Communications	46
Code of Conduct and Ethics	46
Other Business	46

SILICON IMAGE, INC.
1140 East Arques Ave.
Sunnyvale, California 94085
______________________________

PROXY STATEMENT
______________________________

April 8, 2014

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Silicon Image, Inc., a Delaware corporation (“Silicon Image” or the “Company”), for use at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our headquarters located at 1140 East Arques Ave., Sunnyvale, California 94085, on Monday, May 19, 2014, at 2:00 p.m., Pacific Time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 14, 2014. An annual report for the year ended December 31, 2013 is enclosed with this Proxy Statement.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on March 28, 2014, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 28, 2014, we had 78,302,614 shares of common stock outstanding and entitled to vote. Holders of Silicon Image common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. To be approved, each of Proposals No. 2, 3 and 4 requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal, but will have the same effect as negative votes with regard to Proposals No. 2 and 4. Additionally, abstentions will not be counted as either a vote cast “For” or “Against” with respect to Proposal 3. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative and negative votes, votes withheld, and abstentions.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members Brokers are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as Proposal No. 4. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. For Proposals No. 1, 2 and 3, which are not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on those proposals. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal. Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of Silicon Image for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class III directors, as a vote “for” election to Class III of the Board of all nominees presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by Silicon Image. Following the original mailing of the proxies and other soliciting materials, Silicon Image and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Silicon Image will request those brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Silicon Image, upon the request of the record holders, will reimburse such holders for their reasonable expenses. Okapi Partners LLC will assist Silicon Image in obtaining the return of proxies at an estimated cost to Silicon Image of $6,000.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to Silicon Image stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Computershare Trust Company, N.A., Silicon Image’s transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare Trust Company, N.A., you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers that must be borne by the stockholder.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Silicon Image’s Board of Directors is presently comprised of six (6) members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting.

Peter Hanelt and William George have been designated as Class I directors, Masood Jabbar and John Hodge have been designated as Class II directors and William Raduchel and Camillo Martino have been designated as Class III directors. Mr. Hanelt serves as Chairman of the Board. The Class I directors are standing for reelection at the 2015 Annual Meeting of Stockholders, the Class II directors will stand for reelection or election at the 2016 Annual Meeting of Stockholders and the Class III directors will stand for reelection or election at the 2014 Annual Meeting of Stockholders. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each of the nominees for election as a Class III director is currently a director of Silicon Image. If elected at the Annual Meeting, each of the nominees would serve until the 2017 Annual Meeting of Stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by an executed proxy will be voted “for” the election of the two nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present Board may determine. Silicon Image is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The names of the nominees for election as Class III directors at the Annual Meeting and of the incumbent Class I and Class II directors and certain information about them, including their ages as of February 28, 2014, are included below.

Name	Age	Principal Occupation	Director Since
Nominees for election as Class III directors with term expiring in 2017:
William Raduchel(2)(4)(5)	67	Individual Investor and Strategic Advisor	2005
Camillo Martino	51	Chief Executive Officer of Silicon Image	2010

Incumbent Class I directors with term expiring in 2015:
Peter Hanelt(1)(2)(3)	68	Business Consultant	2005
William George(2)(3)	71	Independent Consultant	2005

Incumbent Class II directors with term expiring in 2016:
Masood Jabbar(1)(2)(3)(4)(5)	64	Independent Consultant and Private Investor	2005
John Hodge(1)(4)(5)	46	Partner, Rubicon Technology Partners	2006
_________________

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Governance and Nominating Committee
(4)	Member of Corporate Development Committee
(5)	Member of Special Strategy Committee

On March 25, 2014, John Hodge, a Class II director and a member of the Audit Committee, Corporate Development Committee and Special Strategy Committee, notified the Company of his intent to resign from the Board, effective as of May 20, 2014 in order to focus on his other business activities, Rubicon Technology Partners.

Biographical Information of the Board of Director members

William George has served as a director of Silicon Image since October 2005. Dr. George served as Executive Vice President of Manufacturing Services for ON Semiconductor Corporation and SCI, LLC from June 2007 until his retirement from the company in September, 2008. From August 1999 until June 2007, he served as Executive Vice President of Operations at ON. He served as Corporate Vice President and Director of Manufacturing of Motorola’s Semiconductor Components Group from June 1997 until August 1999. Prior to that time, Dr. George held several executive and management positions at Motorola, including Corporate Vice President and Director of Manufacturing of Motorola’s Semiconductor Products Sector. From 1991 to 1994, he served as Executive Vice President and Chief Operations Officer of Sematech, a consortium of leading semiconductor companies. From October 2003 until December 2004, Dr. George served as a director of the Supervisory Board of Metron Technology N.V., a global provider of marketing, sales, manufacturing, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers in Europe, Asia and the United States. From August 2005 until its acquisition by Cypress Semiconductor in October 2012, Dr. George served as a director, chair of the Governance and Nominating Committee and a member of the Compensation Committee of Ramtron International Corporation, a semiconductor supplier located in Colorado Springs, Colorado. In 2011, he also was named to the Ramtron Audit Committee and assumed the chairmanship of the Compensation Committee.  In April 2009, he joined the Board of Directors of publicly-traded Power Integrations, Inc., a leading supplier of high voltage integrated circuits for energy efficient power conversion. He is also currently a member of the Compensation Committee of the Board of Directors of Power Integrations, Inc. Since December 2011, Dr. George also served as a member of the Audit Committee of the Board of Directors of Power Integrations, Inc. Dr. George received his Bachelor’s degree in Metallurgical Engineering in 1964 from the University of Oklahoma and earned a Ph.D. in Materials Science from Purdue University in 1968.

Through his extensive experience as an executive officer in a number of semiconductor companies, Dr. George brings to our Board of Directors his broad management expertise and a knowledge and understanding of the semiconductor industry. Through his vast experience and deep understanding of the semiconductor industry, he provides our Board of Directors valuable insights and ideas about analyzing and focusing on improving the various aspects of our Company, including operations, research and development, strategies and financial performance.

Peter Hanelt has served as a director of Silicon Image since May 2005, including as Chairman of the Board since July 2005. Mr. Hanelt has been a self-employed business consultant since November 2003. Mr. Hanelt served as Chief Restructuring Officer and Chief Operating Officer of the Good Guys, Inc., a publicly traded regional consumer electronics retailer, from December 2001 through July 2003 and as a consultant from July 2003 through October 2003. Mr. Hanelt also serves as a Chairman and director of Patelco Credit Union and a director of Dignity Health, formerly Catholic Healthcare West, both not for profit companies, and served as a director of InterHealth Nutraceuticals, Inc., a private company through November 2013. From 1997 to May 2008, Mr. Hanelt served as a director of Shoe Pavilion, Inc., a publicly traded shoe retailer. Shoe Pavilion, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code in July 2008. Mr. Hanelt holds a Bachelor of Science degree in Engineering from the United States Military Academy at West Point, and earned his MBA degree at the University of California, Berkeley.

Through Mr. Hanelt’s experience as a chief executive officer and his significant experience on audit committees and the board of directors of other companies, he brings his analytical skills and extensive expertise in analyzing numerous aspects of our business, including strategy, organizational design and planning as well as formulating and driving strategic direction and change. In particular, Mr. Hanelt’s experience with a wide range of companies provides the Board with valuable insight to best-in-class examples of successful companies against which we can model growth and culture to enable scaling of the organization in an optimal manner. Mr. Hanelt’s experience as a director in other companies provides him with an understanding of the operation of other boards of directors that he can contribute in his role as the Chairman of our Board of Directors. In addition, Mr. Hanelt holds an active CPA license and has spoken at several educational forums for CPA firms on the role of audit committees and board members, both of which also contribute to his qualifications.

John Hodge has served as a director of Silicon Image since February 2006. Since March 2012, Mr. Hodge has been a partner at Rubicon Technology Partners, a lower middle market private equity firm. From June 2006 to September 2011, Mr. Hodge served as Senior Managing Director and Senior Advisor in the Private Equity Division at Blackstone Group, a private equity firm. From December 2006 to July 2008, Mr. Hodge served on the Board of Directors as well as member of the Audit Committee of Freescale Semiconductor, Inc. Mr. Hodge has advised clients from the brightest startups to the largest global leaders completing over 250 transactions for companies, such as Apple, Applied Materials, ASML, Broadcom, Cadence, Conexant, Compaq, Cypress, Google, Handspring, Hewlett-Packard, Intel, Intuit, KLA-Tencor, Lam Research, Linear Technology, National Semiconductor, Oracle, Philips, Rockwell, Samsung, SMIC, Solectron, Synopsys, ST Microelectronics, Texas Instruments, Verisign and Xilinx. From 1998 to February 2006, Mr. Hodge was Senior Advisor, Managing Director and Global Head of Corporate Finance of the Technology Group of Credit Suisse First Boston. He also previously held positions at Morgan Stanley and Robertson Stephens. Mr. Hodge holds a Bachelor of Science degree in Biology from Stanford University.

Mr. Hodge’s years of experience in private equity, corporate finance and merger acquisitions transactions and his extensive experience as a director of semiconductor companies have exposed him to a broad range of issues affecting businesses, including a number of businesses in our industry. In particular, Mr. Hodge’s experience as an operating executive in the private equity and financial institutions provides our Board of Directors and our management with knowledge and perspective on the Company’s daily operating challenges. He brings to our Board of Directors his financial expertise and his work has included analyzing and focusing on improving various aspects of businesses, including operations, strategies and financial performance. On March 25, 2014, Mr. Hodge notified the Company of his intent to resign from the Board, effective as of May 20, 2014.

Masood Jabbar has served as a director of Silicon Image since May 2005. Mr. Jabbar is currently a private investor. From November 2004 to September 2006, Mr. Jabbar served as the Chief Executive Officer of XDS Inc., a privately held services company. In September 2003, Mr. Jabbar retired from Sun Microsystems, Inc. after sixteen years, where he held a variety of senior positions, including Executive Vice President and Advisor to the Chief Executive Officer from July 2002 through September 2003, Executive Vice President of Global Sales Operations from July 2000 to June 2002, President of the Computer Systems Division from February 1998 to June 2002 and, prior to that, Vice President, Chief Financial Officer and Chief of Staff of Sun Microsystems Computer Corporation from May 1994 to January 1998. Prior to joining Sun Microsystems, Inc., Mr. Jabbar worked for ten years at Xerox Corporation and prior to Xerox, two years at IBM Corporation. Mr. Jabbar serves on the Board of Directors and as a member of the Audit Committee of JDS Uniphase Corporation, a publicly traded company, and as a member of the Board of Directors and a member of the Audit Committee of RF Micro Devices, Inc., a publicly traded company. He is also a member of the Board of Directors of Calypso Technology Inc. a privately held company. Mr. Jabbar holds a MA in International Management from the American Graduate School of International Management, a Master of Business Administration degree from West Texas A&M University and a Bachelor of Arts degree in Economics & Statistics from the University of the Punjab, Pakistan.

Mr. Jabbar’s years of experience as an executive officer at Sun Microsystems, Inc. and as the Chief Executive Officer of XDS, Inc. have provided him with broad leadership and executive experience. Moreover, his MA in International Management and his tenure as head of Global Sales at Sun Microsystems provides him with a perspective on global business operations. In addition, his experience as a director in other companies provides him with an understanding of the operation of other boards of directors that he can contribute in his role as the Chairman of the Compensation Committee and a member of the Governance and Nominating Committee of our Board of Directors.

Camillo Martino has served as a director and Chief Executive Officer of Silicon Image since January 2010. Mr. Martino served as a board member of SAI Technology Inc. (“SAI”), a privately held company, from June 2006 to November 2010 and, prior to his appointment as Chief Executive Officer of the Company, Mr. Martino served as Chief Operating Officer of SAI from January 2008 to January 2010. From July 2005 to June 2007, Mr. Martino served as the President and CEO of Cornice Inc., a privately held company. From August 2001 to July 2005, Mr. Martino served as the Executive Vice President and Chief Operating Officer at Zoran Corporation, a publicly held company. Prior to August 2001, Mr. Martino also worked at National Semiconductor Corporation for a total of nearly 14 years. Mr. Martino holds a Bachelor of Applied Science in Electrical Engineering from the University of Melbourne, Parkville/Melbourne, Australia and a Graduate Diploma in Digital Communications from Monash University, Clayton, Australia.

Mr. Martino’s over 25 years of experience in the high-tech industry, including various executive management roles focusing on consumer electronics, communications and computing markets, contribute to his qualifications to sit on our Board of Directors. Mr. Martino’s day-to-day involvement in the Company’s business has provided him with extensive knowledge and understanding of the Company and its industry. As Chief Executive Officer, he is able to provide the Company’s Board of Directors with insight and information related to the Company’s strategy, operations, and business. His prior employment in public companies in a number of substantial management and executive roles at Zoran Corporation and National Semiconductor Corporation provided him with extensive experience in business, operations, research and development and management.

William Raduchel   has served as a director of Silicon Image since December 2005. Dr. Raduchel served as non-executive vice chairman of Silicon Image’s wholly-owned subsidiary Simplay Labs, LLC (formerly known as PanelLink Cinema LLC) from January 2005 until his election as a director of Silicon Image. From April 2003 until his election as a director, Dr. Raduchel also served as a consultant to Silicon Image. Dr. Raduchel is an adjunct professor at the McDonough School of Business, Georgetown University and an outside director. He is a director of ePals, Live Intent and Virident, all private companies except for ePals, a public company listed on the Toronto Stock Exchange. He is a strategic advisor to Daily Mail and General Trust PLC and several venture companies. Until December 2013, he was a strategic adviser to Naspers, Ltd. whom he advised for over a decade.  From June 2007 until June 2011, he was Chairman of Opera Software, a leading supplier of software and services to the mobile industry and was a director for a year prior to becoming Chairman. From March 2004 until June 2006, he was the Chairman of the Board of Directors and from May 2004 to January 2006, Chief Executive Officer, of Ruckus Network, Inc., a privately-held digital entertainment network for students at colleges and universities over the university network. From September 1999 through January 2001, he was Chief Technology Officer of AOL, Inc., becoming Chief Technology Officer of AOL Time Warner (now known as Time Warner Inc.) in January 2001, a position he held through December 2002. After leaving AOL Time Warner, he served as a part-time strategic advisor to America Online, Inc. (a subsidiary of Time Warner Inc.) from March 2003 through February 2004. After attending Michigan Technological University, which gave him an honorary doctorate in 2002, Dr. Raduchel received his undergraduate degree in Economics from Michigan State University and earned his A.M. and Ph.D. degrees in Economics at Harvard University.

Dr. Raduchel is a recognized expert on the future of technology and advising companies in media, mobile and technology and his vision assists the Company in its strategy, including serving as the chair of our strategy committee. He understands both our industry and our customers.  He brings a wealth of management experience from his time at Opera Software, AOL Time Warner, AOL, Inc., Sun Microsystems, Inc., Xerox Corporation and The McGraw-Hill Companies, Inc., at all of which he was an executive officer other than Opera Software where he was a Chairman of the Board. His corporate governance expertise includes decades of board service.  In addition, he is a professional economist.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

Membership and Meetings of Board of Directors and Board Committees

Board of Directors.

The Board of Directors has determined that each of Peter Hanelt, William George, John Hodge, Masood Jabbar and William Raduchel representing a majority of its current members, is independent under the rules of the NASDAQ Stock Market and the rules of the Securities and Exchange Commission.

During fiscal year 2013, the Board met formally twenty-four times and acted by written consent five times. All of the directors attended at least 80% of the meetings of the Board and the total number of meetings held by all committees of the Board on which such director served.

Standing committees of the Board include an audit committee, a compensation committee, a governance and nominating committee and a corporate development committee. Each of these committees has adopted a written charter. Current copies of these charters are available on the Investor Center section of Silicon Image’s website at http://ir.siliconimage.com by clicking on "Committee Charters" under “Research Tools”.

Audit Committee.  The Audit Committee consists of Peter Hanelt, Masood Jabbar and John Hodge. Mr. Hanelt has served as chairman of the Audit Committee since June 2005. The Board has determined that Messrs. Hanelt and Jabbar are each an “audit committee financial expert”, as defined by the rules of the Securities and Exchange Commission and that each of the members of the Audit Committee meets the financial sophistication requirements of the NASDAQ Stock Market. In addition, the Board has determined that each of the members of the Audit Committee meets the independence requirements of the NASDAQ Stock Market. During fiscal year 2013, the Audit Committee met eight times. The Audit Committee reviews our financial reporting process, our system of internal controls and the audit process. The Audit Committee also reviews the performance and independence of our external auditors and recommends to the Board the appointment or discharge of our external auditors.

Compensation Committee.  The Compensation Committee consists of William George, Peter Hanelt, William Raduchel and Masood Jabbar. Mr. Jabbar has served as chairman of the Compensation Committee since June 2005. The Board has determined that each of the current members of the Compensation Committee meets the independence requirements of the rules of the NASDAQ Stock Market. During fiscal year 2013, the Compensation Committee met five times and acted by written consent three time. The Compensation Committee has the authority to approve the form and amount of compensation to be paid or awarded to all employees of Silicon Image. The Compensation Committee, in conjunction with the non-executive members of the Board, sets the base salaries of Silicon Image’s executive officers, including the Chief Executive Officer, and approves annual cash incentive opportunity programs for the executive officers. The Compensation Committee administers the issuance of stock options and other equity awards under equity based compensation plans and agreements thereunder as well as non-plan options. The Board also has the authority to approve the issuance of stock options and other equity awards and has delegated to our chief executive officer the authority to grant stock options to non-officer employees, subject to certain limitations. The Compensation Committee and the Board each has the authority to approve director compensation.

Governance and Nominating Committee.  The Governance and Nominating Committee consists of Masood Jabbar, Peter Hanelt and William George. Dr. George joined the Governance and Nominating Committee and became its chairman in July 2007. The Board has determined that each of the current members of the Governance and Nominating Committee meets the independence requirements of the rules of the NASDAQ Stock Market. During fiscal year 2013, the Governance and Nominating Committee met three times and acted by written consent one time. The Governance and Nominating Committee is responsible for reviewing and evaluating Silicon Image’s corporate governance principles and code of business conduct and ethics and advising the full Board on other corporate governance matters.

The Governance and Nominating Committee is also responsible for interviewing, evaluating, approving and recommending individuals for membership on the Board. The goal of the Governance and Nominating Committee is to ensure that our Board possesses a variety of experiences, perspectives, qualifications, attributes and skills derived from high-quality business and professional experience. The Governance and Nominating Committee seeks to achieve a diversity of knowledge, experience, backgrounds, viewpoints, characteristics and capability on our Board. To this end, the Governance and Nominating Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically, without regard to their race, gender, national origin or sexual orientation. In addition, the Governance and Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at Board and Board committee meetings and otherwise. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. The Governance and Nominating Committee has previously retained outside search consultants to assist in identifying potential candidates for membership on the Board.

The Governance and Nominating Committee believes the current nominees for election as Class III directors as well as the Class I and Class II directors are composed of a diverse group of leaders in their respective fields. Many of nominees and current directors have leadership experience at major private and public companies, including experience on other companies’ boards, which provides an understanding of different business processes, challenges and strategies. The Governance and Nominating Committee and the Board believe that the above-mentioned attributes provide Silicon Image with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.

Corporate Development Committee.  The Corporate Development Committee consists of William Raduchel, John Hodge and Masood Jabbar. Mr. Raduchel has served as chairman of the Corporate Development Committee since February 2008. Mr. Hodge served as co-chairmen of the Corporate Development Committee from February 2008 to September 2013. During fiscal year 2013, the Corporate Development Committee met once. The purpose of the Corporate Development Committee is to assist the Board in fulfilling its responsibilities for overseeing and facilitating the development and implementation of the Company’s business strategies and plans.

 Special Strategy Committee.  The Special Strategy Committee was established in November 2013 and consists of William Raduchel, John Hodge and Masood Jabbar. Mr. Raduchel was appointed as chairman of the Special Strategy Committee in November 2013. There were no formal meetings of the Special Strategy Committee during fiscal year 2013; however, numerous discussion sessions were held with various members of the committee and management. The purpose of the Special Strategy Committee is to work closely with management with regards to the business strategy of the Company.

Board Leadership Structure.  The Board has determined that having an independent director serve as Chairman of the Board is in our best interests and those of our stockholders. Mr. Hanelt, a non-employee director, serves as our Chairman of the Board and presides over meetings of the Board and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Generally, regular meetings of our Board include a meeting of our independent directors without management present.

Risk Management . The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted in part through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks and discussions with those officers and other personnel.

Risk Oversight. Our Board is responsible for the oversight of our company-wide risk management efforts and delegates the assessment and implementation of our day-to-day risk management policies to our management. Our Board is directly involved in overseeing risk management issues related to significant matters such as our overall business strategy, major strategic transactions and executive officer succession through its regular communications with management.

Additionally, each of our standing Board committees, namely the Audit Committee, the Compensation Committee and the Governance and Nominating Committee, have individual oversight responsibilities:

•
Our Audit Committee oversees our financial reporting and controls, as well as the work performed by our independent registered public accounting firm and our internal audit function. The Audit Committee regularly discusses with management and our independent registered public accounting firm the major risks related to our financial reporting and controls, and the steps taken to monitor and control our exposure to those risks. In addition, under the supervision of the Audit Committee, we have established an anonymous and confidential ethics reporting system, which encourages and allows any employee to submit concerns directly to senior management and the Audit Committee. Our Audit Committee also oversees risks relating to our investments, financing activities and world-wide insurance programs and is responsible for reviewing and approving related person transactions.

•
Our Compensation Committee is responsible for overseeing risks related to our cash and equity-based compensation programs and practices. Our Compensation Committee aims to establish compensation policies and practices that motivate contributions to long term stockholder value and do not promote unnecessary or excessive risk-taking. For additional information regarding the Compensation Committee’s assessment of our compensation-related risk, please see the section of this Proxy Statement titled “Compensation Risk Assessment.”

•
Our Governance and Nominating Committee is responsible for overseeing risks related to our overall corporate governance, as well as any potential issues related to the composition and structure of our Board of Directors and its committees. In this regard, our Governance and Nominating Committee conducts an annual evaluation of our Board and Board committees and periodically reviews Board member and executive officer succession plans. It also reviews and makes recommendations with respect to our corporate governance policies and principles, and the chairperson may investigate concerns raised through our confidential ethics reporting system, as applicable to our Board and its committees.

Policy regarding Stockholder Nominations.  The Governance and Nominating Committee considers stockholder recommendations for director candidates. The Governance and Nominating Committee has established the following procedure for stockholders to submit director nominee recommendations:

•
If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to Silicon Image’s Corporate Secretary at Silicon Image’s principal executive offices, no later than the 120th calendar day before the anniversary of the date that Silicon Image last mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

•
Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by Silicon Image’s Corporate Secretary and as necessary to satisfy Securities and Exchange Commission rules and Silicon Image’s Bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

•
The Governance and Nominating Committee considers nominees based on Silicon Image’s need to fill vacancies or to expand the Board and also considers Silicon Image’s need to fill particular roles on the Board or committees thereof (e.g. independent director, or audit committee financial expert).

•	The Governance and Nominating Committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills.

Stock Ownership Guidelines. In February 2010, the Board of Directors approved stock ownership guidelines for non-employee directors. These guidelines require that each non-employee director own at least the lesser of (i) 25,000 shares of Silicon Image’s common stock and (ii) shares of Silicon Image common stock having a value equal to $75,000. In November 2012, the Board of Directors approved a revision to the stock ownership guidelines for non-employee directors.  Under the revised guidelines, each non-employee director is required to own at least the lessor of (i) 25,000 shares of the Company’s common stock or (ii) shares of the of the Company’s common stock having market value equal to five (5) times non-employee Board members’ annual retainer for service on the Board.  The Board provided that non-employee Board members have a period of four (4) years to comply with these stock ownership guidelines beginning November 1, 2012 while newly elected non-employee Board members have a period of four (4) years beginning the date of their election to the Board. To facilitate share ownership, non-employee directors will retain at least 25% of any shares of Silicon Image common stock acquired through the exercise or vesting of any equity awards (after taking into account any shares sold or withheld, as the case may be, to satisfy the payment of the exercise price, if any, or taxes) until the ownership threshold is achieved. Thereafter, the requirement to retain shares lapses unless a non-employee director’s ownership falls below the target level. Currently, all the Board members are in compliance with these revised stock ownership guidelines.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of Silicon Image’s Board is currently comprised of William George, Peter Hanelt, William Raduchel and Masood Jabbar. None of these individuals has at any time been an officer or employee of Silicon Image. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PROPOSAL NO. 2 — APPROVAL OF AMENDMENT TO 1999 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER AND TO INCREASE THE MAXIMIMUM NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER

We are asking our stockholders to approve an amendment to our 1999 Employee Stock Purchase Plan (the “ ESPP”), to increase the number of shares of common stock authorized for issuance under the ESPP by 3,000,000 shares (the “Amendment”). If our stockholders do not approve the Amendment, the reserves currently available under the ESPP may not be sufficient beyond the first six months of fiscal year 2015. As of the record date, the total number of shares reserved that remained available for issuance under the ESPP was 1,037,318. If our stockholders approve the Amendment, the aggregate number of shares authorized for issuance under the ESPP will be increased from 11,000,000 shares to 14,000,000 shares. Approval of the Amendment was approved by the Board of Directors on March 11, 2014.

Approval of the Amendment is intended to ensure that Silicon Image is able to continue to make the benefits available under the ESPP to the eligible employees. The Board believes the Amendment is necessary to assist in the retention of current employees and hiring of new employees and to continue to provide our employees with an incentive to contribute to our success by providing an opportunity to acquire shares of our common stock.

The following summary of certain major features of the ESPP, as proposed to be amended, is subject to the specific provisions contained in the full text of the ESPP as proposed to be amended, as set forth in Appendix A.

General

Our ESPP was approved by our Board of Directors in July 1999 and adopted by our stockholders in October 1999. At the 2008 Annual Meeting of Stockholders, the ESPP was amended to extend its term through August 15, 2018. At the 2011 Annual Meeting of Stockholders, the ESPP was amended to increase the aggregate number of shares authorized for issuance under the ESPP to 11,000,000 shares.  As originally adopted, the ESPP had 500,000 shares of common stock reserved for issuance. The ESPP contains an “evergreen” provision that automatically increases, on each January 1, the number of shares reserved for issuance thereunder by a number of shares equal to one percent of the Company’s total number of outstanding shares of common stock on the immediately preceding December 31, or such lesser number as the Board or the Compensation Committee may determine. As of the record date, we have authorized 11,000,000 shares for issuance under the ESPP and have issued 9,962,682 shares thereunder. An aggregate of 1,037,318 shares remain available for future issuance pursuant to the ESPP. If the 3,000,000 increase in the number of shares is approved, the aggregate number of shares of common stock reserved for issuance under the ESPP will be 14,000,000.

Key Terms of the ESPP

The ESPP, including the right of participants to make purchases under the ESPP, is intended to qualify as an “Employee Stock Purchase Plan” under the provisions of Sections 421 and 423 of the Code. The provisions of the ESPP shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of those sections of the Code. The ESPP is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of ERISA.

Purpose

The purpose of the ESPP is to provide our employees, including the employees of any of our subsidiaries designated by the Board, with a convenient means of acquiring an equity interest in our Company through payroll deductions to enhance such employees’ sense of participation in the affairs of the Company and to provide an incentive for continued employment.

Administration

The ESPP is administered by the Compensation Committee of our Board of Directors. The administration, interpretation, or application of the ESPP by the Compensation Committee is final and binding upon all participants.

Eligibility

Any person, including an executive officer, who is customarily employed for at least twenty hours per week and more than five months in a calendar year by us or any of our designated subsidiaries, as of an offering date, is eligible to participate in the ESPP. An offering date is the first trading day of a given offering period.

For purposes of the ESPP, the employment relationship is treated as continuing intact while a participant is on sick leave or other leave of absence approved by us. However, if the period of leave exceeds 90 days and the participant’s right to re-employment is not guaranteed either by statute or by contract, the participant will be deemed to have withdrawn from the ESPP on the 91st day of such leave.

As of the record date, approximately 373 employees were eligible to participate in the ESPP.

Special Limitations

The ESPP imposes certain limitations upon a participant’s rights to acquire our common stock, including the following limitations:

•
Purchase rights may not be granted to any individual who owns stock, including stock purchasable under any outstanding purchase rights, possessing five percent or more of the total combined voting power or value of all our classes of stock of our affiliates.

•
Purchase rights granted to a participant may not permit the individual to accrue the right to purchase our common stock at an annual rate of more than $25,000, valued at the time each purchase right is granted.

•
No more than twice the number of shares that a participant’s payroll deductions for a particular offering period could have purchased using as the purchase price eighty-five percent of the fair market value of our common stock on the first trading day of the offering period in question.

•	No participant shall be entitled to purchase more than the maximum share amount of 2,000 shares for each offering period.

Furthermore, if, on a purchase date, the number of shares that would otherwise be subject to stock options under the ESPP exceeds the number of shares available for sale as of the beginning of the applicable offering period, a pro-rata allocation of the available shares is made in as uniform and as equitable a manner as is practicable.

Enrollment in the Plan

Eligible employees become participants in the ESPP by completing a subscription agreement authorizing payroll deductions prior to the applicable offering date. A person who becomes employed fewer than ten days before the commencement of an offering period may not participate in the ESPP until the commencement of the next offering period.

Offering Periods; Purchase Periods

Typically, the ESPP is implemented by consecutive six-month offering periods, with a new offering period commencing on the first trading day on or after February 16 and August 16 of each year and terminating on the trading day on or before February 15 and August 15. Each six-month offering period consists of a single six-month purchase period. In the future, the Board of Directors may alter the duration of the offering periods, including the commencement dates, with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected.

Purchase Price

The purchase price at which shares are sold under the ESPP is eighty-five percent of the lower of the fair market value of a share of our common stock on (1) the first trading day of the offering period, or (2) the last trading day of the offering period. The ESPP provides that, because our common stock is currently traded on NASDAQ, the fair market value of a share of our common stock on a given date shall be the closing price on NASDAQ on such date, as reported in The Wall Street Journal.

Payment of the Purchase Price; Payroll Deductions

The payroll deductions accumulated during the offering period are applied to the purchase of the shares on the purchase date. The deductions may not be less than one percent or greater than fifteen percent of a participant’s eligible compensation. The aggregate of such payroll deductions for each calendar year cannot exceed $25,000. Eligible compensation means all W-2 cash compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums and bonuses, plus draws against commissions, provided, however, that any election by a participant to reduce regular cash compensation under Sections 125 or 401(k) of the Code shall be treated as if the participant had not make such election.

Payroll deductions commence on the first payday following the first day of the offering period and continue at the same percentage rate until the end of the offering period unless sooner terminated. No interest accrues on the payroll deductions of a participant in the ESPP. At any time during the offering period, a participant may discontinue or decrease his or her payroll deductions without withdrawing amounts previously contributed. A participant may increase his or her rate of payroll deductions only for a subsequent offering period and may not increase his or her rate of payroll deductions during an outstanding offering period in which such participant is currently participating.

All payroll deductions received or held by us under the ESPP may be used by us for any corporate purpose and we are not obligated to segregate such payroll deductions. Until the shares are issued, participants only have the rights of an unsecured creditor.

Purchase of Stock; Grant of Options

As of the first day of each offering period, each eligible employee participating in the ESPP is granted an option to purchase shares of our common stock, exercisable at the conclusion of the purchase period. The exact number of shares is determined by dividing such employee’s accumulated payroll deductions during the offering period by the option purchase price determined as described above, subject to the limitations set forth in the ESPP (and described above).

Withdrawal

A participant may withdraw all, but no less than all, the payroll deductions credited to his or her account under the ESPP at least fifteen days prior to the end of the offering period by giving written notice to us. After receipt of a notice of withdrawal, (1) all of the participant’s payroll deductions credited to his/her account will be promptly paid without interest, (2) the participant’s option for the current period will automatically terminate and (3) no further payroll deductions for the purchase of shares will be made during the offering period. A participant’s withdrawal from an offering does not have any effect upon such participant’s eligibility to participate in subsequent offerings under the ESPP or in any similar plan that we may adopt.

Termination or Interruption of Employment

Upon termination or interruption of a participant’s employment for any reason, including retirement or death, prior to the last day of the offering period, the payroll deductions credited to the participant’s account will be returned to such participant, or, in the case of the participant’s death, to the person or persons entitled thereto as specified in the participant’s subscription agreement and his or her option will automatically terminate.

Adjustments upon Changes in Capitalization or Merger

In the event any change, such as a stock split or payment of a stock dividend, is made in our capitalization that results in an increase or decrease in the number of outstanding shares of common stock without our receipt of additional consideration, an appropriate adjustment will be made in the shares subject to purchase and in the purchase price per share, subject to any required action by our stockholders. In the event of our proposed dissolution or liquidation, the offering period then in progress will be shortened and the new exercise date will be set as immediately prior to the proposed dissolution or liquidation. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, the participant’s outstanding option may be assumed or substituted for or by the successor corporation, or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or provide a substitute for the participant’s outstanding options, we will take the same actions under the plan as previously described with respect to a proposed dissolution or liquidation.

Nonassignability

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant, other than by will, the laws of descent and distribution, or as provided in the ESPP. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that we may treat such act as an election to withdraw from the ESPP.

Termination of the Plan

The Board of Directors may, at any time or from time to time, amend or terminate the ESPP, except that such termination shall not affect options previously granted nor, generally, may any amendment make any change in an option previously granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code, we shall obtain stockholder approval in such a manner and to such a degree as required.

Without stockholder approval and without regard to whether any participant rights may be adversely affected, the Board of Directors may (1) change the offering periods, (2) limit the frequency and/or number of changes in the amount withheld during an offering period, (3) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (4) permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in our processing of properly completed withholding elections, (5) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of our common stock for each participant properly correspond with amounts withheld from the participant’s compensation and (6) establish such other limitations or procedures that the Board of Directors determines, in its sole discretion, are advisable and that are consistent with the ESPP.

The ESPP will continue until the earlier of termination by our Board, issuance of all of the shares reserved for issuance under the ESPP or August 15, 2018.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to Silicon Image and participants in the ESPP. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances.

The ESPP and the right of participants to make purchases under the ESPP is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or the purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as follows.

If the shares are sold or disposed of, including by way of gift, at least two years after the offering date (the first day of the offering period during which shares were purchased) and more than one year after the date on which shares were transferred to the employee, then the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option, referred to as the “option price,” or (b) fifteen percent of the fair market value of the shares on the offering date, will be treated as ordinary income to the participant. The employee’s basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a capital loss for the difference.

If the shares are sold or disposed of, including by way of gift or by exchange in connection with the exercise of an incentive stock option, before the expiration of the holding periods described above, then the excess of the fair market value of the shares on the date of option exercise over the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss recognized in connection with any such sale or exchange will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

If shares are sold or disposed of before the expiration of the statutory holding periods, we are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition.

The foregoing summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the ESPP does not purport to be complete. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax implications of a participant’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.

New Plan Benefits

Eligible employees participate in the ESPP voluntarily and each such employee determines his or her level of payroll deductions within the guidelines fixed by the ESPP. Accordingly, future purchases under the ESPP are not determinable at this time.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO 1999 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NO. 3 —RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION

We are requesting your approval of the fiscal year 2013 compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the narrative discussion set forth in this Proxy Statement. This is a non-binding advisory vote and is commonly referred to as a “say on pay” vote.

Our Compensation Committee, which is responsible for structuring and administering the compensation program for our named executive officers, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity and strategic value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of the Company’s stockholders. We believe the compensation program for our named executive officers has been instrumental in helping Silicon Image achieve strong financial performance in fiscal 2013 despite the challenging macroeconomic environment. We encourage you to carefully review the Compensation Discussion and Analysis section, the compensation tables, and the narrative discussion of this Proxy Statement for additional details on the Company’s executive compensation program, including the Company’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation for our named executive officers in fiscal year 2013.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory (non-binding) basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Silicon Image, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for our named executive officers.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to be Silicon Image’s independent registered public accounting firm for the fiscal year ending December 31, 2014 and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

Audit and Related Fees

  Audit Fees.

The aggregate fees billed or to be billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”), for professional services rendered for (i) the audit of Silicon Image’s annual financial statements set forth in Silicon Image’s Annual Report for the fiscal year ended December 31, 2013, (ii) the review of Silicon Image’s quarterly financial statements set forth in Silicon Image’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2013, (iii) the issuances of consents and review of documents filed with the Securities and Exchange Commission and (iv) the fiscal year 2013 audit of Silicon Image’s internal controls under Section 404 of the Sarbanes-Oxley Act were $965,325 for the fiscal year ended December 31, 2013.

For the fiscal year ended December 31, 2012, the aggregate fees billed by Deloitte & Touche for professional services rendered in connection with (i) the audit of Silicon Image’s annual financial statements set forth in Silicon Image’s Annual Report for the fiscal year ended December 31, 2012, (ii) the review of Silicon Image’s quarterly financial statements set forth in Silicon Image’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2012, (iii) the issuances of consents and review of documents filed with the Securities and Exchange Commission and (iv) the fiscal year 2012 audit of Silicon Image’s internal controls under Section 404 of the Sarbanes-Oxley Act were $875,673 for the fiscal year ended December 31, 2012.

   Audit-Related Fees.

There were no audit-related fees billed by Deloitte & Touche for the fiscal years ended December 31, 2013 and 2012.

  Tax Fees.

The aggregate fees billed or to be billed by Deloitte & Touche for professional services rendered for tax consultancy for fiscal year ended December 31, 2013 was $123,106. There were no fees billed by Deloitte & Touche for professional services rendered for tax consultancy and tax return preparation for fiscal year ended December 31, 2012.

  All Other Fees.

The aggregate fees billed or to be billed by Deloitte & Touche for subscription to its on-line accounting research tool for fiscal years ended December 31, 2013 and 2012 was $2,000.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals and the fees for the services performed to date.

All of the services of Deloitte & Touche for the fiscal years ended December 31, 2013 and 2012, described above, were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of February 28, 2014 by:

•	each stockholder known by us to be the beneficial owner of 5% or more of our common stock;

•	each of our current directors;

•	each of our “Named Executive Officers”, as such term is defined under the rules of the Securities and Exchange Commission; and

•	all current directors and executive officers as a group.

Our Named Executive Officers as of February 28, 2014 consist of Mr. Martino, who served as our Principal Executive Officer in 2013, Mr. Granberry, who served as our Principal Financial Officer in 2013, and the three other most highly compensated executive officers in 2013 who were serving as executive officers on December 31, 2013 (Messrs. Lopez, Vehling and Meagher).

The percentage ownership in the following table is based on 78,070,805 shares of our common stock outstanding as of February 28, 2014 plus the number of shares of our common stock that such person or group would own or had the right to acquire on or within 60 days after February 28, 2014. Shares of common stock that are subject to options or other convertible securities currently releasable or exercisable within 60 days of February 28, 2014, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options or convertible or releasable securities, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. To our knowledge, unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address for each listed stockholder is c/o Silicon Image, Inc., 1140 East Arques Ave., Sunnyvale, California 94085.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Class
Holders of Greater Than 5%
BlackRock, Inc (1)	5,778,328	7.4%
The Vanguard Group (2)	4,850,156	6.2%
Thompson, Siegel & Walmsley, LLC (3)	4,641,845	5.9%
Named Executive Officers
Camillo Martino (4)	1,323,476	*
Noland Granberry (5)	313,626	*
Edward Lopez (6)	323,700	*
Timothy Vehling (7)	284,255	*
Seamus Meagher (8)	57,607	*
Directors
William Raduchel (9)	197,591	*
Peter Hanelt (10)	149,334	*
Masood Jabbar (11)	101,674	*
William George (12)	106,591	*
John Hodge (13)	121,674	*
All executive officers and directors as a group (10 persons) (14)	2,979,528	3.8%

_______________

*	Less than 1%.

(1)
Based upon a Schedule 13G filed with the Securities and Exchange Commission on January 30, 2014, which indicates that BlackRock, Inc. has sole voting power over 5,503,252 shares and sole dispositive power over 5,778,328 of these shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(2)
Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2014, which indicates that The Vanguard Group has sole voting power over 108,608, sole dispositive power over 4,746,948 of these shares and shared dispositive power over 103,208 of these shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)
Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on January 30, 2013, which indicates that Thompson, Siegel and Walmsley LLC has sole voting power over 3,198,974 shares, shared voting power over 1,442,871 of these shares and sole dispositive power over 4,641,845 of these shares. The address of Thompson, Siegel and Walmsley LLC is 6806 Paragon Place, Suite 300, Richmond, VA 23230.

(4)	Represents 184,726 outstanding shares directly owned by Mr. Martino as of February 28, 2014 and 1,138,750 shares subject to options which are exercisable within 60 days after February 28, 2014.

(5)	Represents 96,859 outstanding shares directly owned by Mr. Granberry as of February 28, 2014 and 216,767 shares subject to options which are exercisable within 60 days after February 28, 2014.

(6)	Represents 55,575 outstanding shares directly owned by Mr. Lopez as of February 28, 2014 and 268,125 shares subject to options which are exercisable within 60 days after February 28, 2014.

(7)	Represents 45,109 shares directly owned by Mr. Vehling as of February 28, 2014 and 239,146 shares subject to options which are exercisable within 60 days after February 28, 2014.

(8)	Represents 15,773 outstanding shares directly owned by Mr. Meagher as of February 28, 2014 and 41,834 shares subject to options which are exercisable within 60 days after February 28, 2014.

(9)
Represents 59,591 outstanding shares directly owned by Mr. Raduchel and 13,000 shares owned by Mr. Raduchel in revocable trust as of February 28, 2014 and 125,000 shares subject to options which are exercisable within 60 days after February 28, 2014.

(10)
Represents 71,509 outstanding shares directly owned by Mr. Hanelt, 21,225 shares jointly owned by Mr. Hanelt and his spouse at Charles Schwab, 6,965 shares owned by Mr. Hanelt in SEP-IRA account at Charles Schwab, 1,735 shares owned by Mr. Hanelt in ROTH IRA account at Charles Schwab, 4,200 shares owned by Mr. Hanelt in IRA account at Charles Schwab, 2,000 shares owned by Mr. Hanelt in IRRA account at Merrill Lynch, 500 shares held by Mr. Hanelt’s spouse, 1,200 held by Peter G. Hanelt Timberland Partnership as of February 28, 2014 and 40,000 shares subject to options which are exercisable within 60 days after February 28, 2014.

(11)	Represents 59,591 outstanding shares directly owned by Mr. Jabbar as of February 28, 2014 and 42,083 shares subject to options which are exercisable within 60 days after February 28, 2014.

(12)	Represents 66,591 outstanding shares directly owned by Dr. George as of February 28, 2014 and 40,000 shares subject to options held which are exercisable within 60 days after February 28, 2014.

(13)
Represents 59,591 outstanding shares directly owned by Mr. Hodge, 20,000 shares held by the Hodge/Keare Family Trust as of February 28, 2014 and 42,083 shares subject to options which are exercisable within 60 days after February 28, 2014.

(14)
Represents 749,402 outstanding shares directly and indirectly owned by the executive officers and directors as of February 28, 2014, and 2,193,788 shares subject to options which are exercisable within 60 days after February 28, 2014.

Equity Compensation Plans

As of December 31, 2013, we maintained our 2008 and 1999 Equity Incentive Plans and our 1999 Employee Stock Purchase Plan, each of which were approved by our stockholders. As of December 31, 2013, we also maintained the CMD Technology Inc. 1999 Stock Incentive Plan and TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan, which we assumed in connection with our acquisition of those companies, as well as non-plan stock options. The following table sets forth the total number of shares of the Company’s common stock issuable under the Company’s existing equity compensation plans as of December 31, 2013.

	(a)			(b)	(c )
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options			Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	5,032,230	(1)	(3)	$5.92	5,483,354	(2)
Equity compensation plans not approved by security holders (4)	1,120,000			$5.22	-
Total	6,152,230			$5.80	5,483,354

____________

(1)	Excludes 3,500,473 shares subject to RSUs outstanding as of December 31, 2013 that were issued under the 2008 Equity Incentive Plans.

(2)
Consists of shares available for future issuance under the 2008 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan. As of December 31, 2013, 5,483,216 and 138 shares of common stock remained available for issuance under the 2008 Equity Incentive Plan and 1999 Employee Stock Purchase Plan, respectively. All of the shares available for grant under the 2008 Equity Incentive Plan may be issued in the form of stock options, restricted stock or stock annual cash incentive opportunities.

(3)
Represents 796,892 shares subject to outstanding stock options at an average exercise price of $8.44 under the 1999 Equity Incentive Plan and 4,235,338 shares subject to outstanding stock options at an average exercise price of $5.45 under the 2008 Equity Incentive Plan.

(4)
As of December 31, 2013, 1,120,000 shares were subject to outstanding non-plan stock options at an average exercise price of $5.22. As inducement to our Chief Executive Officer who joined the Company in January 2010, we granted him an option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $2.79, which was the closing price of our common stock on January 15, 2010, the date of grant. The option vests as follows subject to the Chief Executive Officer’s continued employment with the Company: (a) 10% of the shares subject to the option vested on January 1, 2011; (b) an additional 20% of the shares subject to the option vested on January 1, 2012; (c) an additional 30% of the shares subject to the option vested on January 1, 2013; and (d) an additional 40% of the shares subject to the option shall vest on January 1, 2014.  The stock option was an inducement option granted outside of the Company’s stockholder approved equity incentive plans and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A). As of December 31, 2013, 600,000 shares subject to this option have been vested, 40,000 shares subject to this option have been exercised and 960,000 shares subject to this option remained outstanding. On November 1, 2004, we granted a non-plan option for 200,000 shares to an employee at an exercise price of $13.74, which equaled the fair market value of our common stock on that date. As of December 31, 2013, the shares subject to this option are fully vested and this option remained outstanding with respect to 160,000 shares.

Unless noted otherwise above, all outstanding non-plan options expire 10 years from the date of grant. However, if an optionee ceases to provide services to us, his non-plan option will generally expire three months from the date of termination, unless the termination is for cause, in which case the option will expire on the date of termination, or the termination is for death or disability, in which case the option will expire 12 months from the date of termination.

EXECUTIVE OFFICERS

The following sets forth certain information with regard to the named executive officers of Silicon Image for fiscal year 2013, including their ages as of February 28, 2014:
Executive Officers	Age	Position
Camillo Martino	51	Chief Executive Officer and Director
Noland Granberry	51	Chief Financial Officer
Edward Lopez	54	Chief Legal and Administrative Officer
Timothy Vehling	47	Senior Vice President and General Manager, Connectivity Products Group
Seamus Meagher	47	Vice President of Worldwide Sales

For information regarding Mr. Martino, please refer to Proposal No. 1, “Election of Directors.”

Noland Granberry was appointed as the Chief Financial Officer in May 2010.  Mr. Granberry served as Corporate Controller of the Company from March 2006 to April 2010. From March 2007 to April 2010, he also served as the Chief Accounting Officer.  During this time, he was the Treasurer of Simplay Labs, LLC, a wholly-owned subsidiary of the Company, and since June 2006, as Treasurer of HDMI Licensing, LLC, a wholly-owned subsidiary of the Company and since 2010 as Treasurer of MHL. LLC. Prior to joining the Company, Mr. Granberry served as Director of SOX Compliance of Xilinx Inc. from April 2005 to February 2006. From September 2002 to February 2005, Mr. Granberry served as Senior Director of Finance of SanDisk Corporation. From August 1995 to August 2002, Mr. Granberry served as Corporate Controller for IKOS Systems, Inc. From August 1984 to August 1995, Mr. Granberry held various positions, most recently as senior manager, at Ernst & Young LLP.  Mr. Granberry holds a bachelor’s degree in business administration from Adrian College in Adrian, Michigan.

Edward Lopez was appointed as the Chief Legal and Administrative Officer in July 2010.  Mr. Lopez served as the Company’s Chief Legal Officer from January 2007 to July 2010. Mr. Lopez assumed responsibility for the Company’s Information Technology organization in May 2010 and from September 2009 until May 2012, Mr. Lopez oversaw the Company’s Human Resources organization. Mr. Lopez joined Silicon Image from the law firm of Morrison & Foerster, where he was Of Counsel in the firm’s Corporate Group in San Francisco. Prior to joining Morrison & Foerster in September 2005, Mr. Lopez was General Counsel and Senior Vice President, Human Resources at Terayon Communication Systems, a publicly-held manufacturer of broadband access equipment, from 1999 to 2005. Prior to Terayon, Mr. Lopez was affiliated with two publicly-held medical device companies as Vice President, Business Development & General Counsel of ReSound Corporation from 1998 to 1999 and as Senior Corporate Counsel & Assistant Secretary of Nellcor Puritan Bennett, Inc. from 1993 to 1998. Mr. Lopez earned his B.A. in Economics from Columbia University and a J.D. from the Harvard Law School.

Timothy Vehling was appointed as Senior Vice President and General Manager, Connectivity Product Group in May 2013. Mr. Vehling served as Vice President of Product Marketing and Vice President and General Manager of the Wireless Division from December 2011 to May 2013.  Mr. Vehling served as Vice President of Products Business Group from March 2010 to November 2011. Prior to joining Silicon Image in May 2009 as the Vice President of Worldwide Marketing, Mr. Vehling held the position of Vice President of Marketing and Applications Engineering for Micronas GmbH in Munich, Germany from November 2007 to May 2009.  Prior to that, Mr. Vehling was Vice President of Consumer Marketing at LSI Corporation, where he helped establish the company as an industry leader in DVD recorder processors and launched the DVFX™ video quality branding program. Mr. Vehling’s previous appointments include marketing management positions with C-Cube Microsystems, ATI Technologies, Chromatic Research, and VLSI. Mr. Vehling earned a bachelor’s degree in electrical and computer engineering from Valparaiso University in Valparaiso, Indiana.

Seamus Meagher was appointed as Vice President of Worldwide Sales in December 2011. Mr. Meagher served as the Company’s Taiwan Country Manager from December 2010 to November 2011. From April 2004 to December 2009, he also served as Director of Sales for the Americas and EMEA for the Company. Prior to joining Silicon Image in April 2004, Mr. Meagher held the position of Sales Director for Transmeta Corporation from February 2000 to April 2004. From March 1998 to February 2000, Mr. Meagher served as Director of Sales for Red Hat. From June 1996 to March 1998, Mr. Meagher served as Western Regional Sales Manager for VocalTec Communications. Mr. Meagher holds a bachelor’s degree in management science from Pepperdine University and an MBA from Texas A&M University.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Company Performance

In 2013, Silicon Image’s revenue was $276.4 million, an increase of approximately 10% from 2012 and operating income increased from $6.4 million in 2012 to $18.0 million in 2013. The Company’s earnings per share grew from a net loss of $0.14 per share in 2012 to a net income of $0.15 per share in 2013.  The Company’s one-year total net income for 2013 was 4.2% of revenue and total shareholder return was 21.3%, placing Silicon Image in the 81st percentile when compared to the median of the Updated Peer Group for 2013 (the “Updated Peer Group”), as described below .

Commentary on Performance

The Company demonstrated solid financial performance in 2013 and achieved its threshold of operational performance goals for the payment of its annual cash incentive. Overall, named executive officer (NEO) target total direct compensation, which consists of annual base salary, annual cash incentive awards and long-term, equity based incentive awards,  approximated the market median as compared to the peer group in 2013, with the CEO’s total direct compensation  approximating the 55th percentile of the peer group. . The majority of 2013 target compensation for all NEOs is performance-based, with approximately 83% of the CEOs compensation and approximately 67% of other NEO compensation was comprised of annual cash incentive and equity-based incentive awards.  In 2013, 100% of NEO equity-based incentive awards were performance-based and are only eligible to vest over the 4-year performance period if annual GAAP earnings per share (EPS) goals are achieved.  As a result, the Company believes that the executive compensation profile is heavily weighted towards performance-based pay, aligning executives’ actual compensation with company performance.

Actions Taken During Period

During 2013 and up to the first quarter of fiscal 2014, we continued a plan to focus our efforts on growing revenue, controlling operating expenses and delivering value to stockholders. Consistent with the Company’s core philosophy to pay for performance, and in light of disappointing stockholder gain during 2012, we took the following actions:

•
Our NEOs, including the CEO, did not receive a base salary increase in 2013, except for our CFO and Vice President, Worldwide Sales, whose compensation was adjusted to bring it in line with our Updated Peer Group.

•
We moved to the exclusive use of performance based restricted stock units (PRSUs) for our NEOs and all other executives officers as the sole component of our executive long-term compensation program in order to reinforce strong alignment with stockholder value creation.  More importantly, we added an annual earnings-per-share (EPS) appreciation criteria as a condition to the vesting of all of the PRSUs awarded to all of our executives in 2013.  These PRSUs vest only if certain thresholds of annual EPS appreciation are met in each year of the four-year vesting period.

•
In March 2014, the Board of Directors adopted a Compensation Recovery Policy providing for the recovery of incentive compensation from our NEOs in the event of a restatement due to fraud or intentional misconduct.

•	In March 2014, the Compensation Committee refined the criteria for earning short-term incentive by identifying several strategic initiatives in addition to the financial metrics.

Say on Pay

At our 2013 Annual Meeting of Stockholders, we conducted a non-binding advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote.  Our stockholders approved the compensation of NEOs, with 63.9% of the votes cast on the proposal voted in favor of our executive compensation program.

As we evaluated the Company’s executive compensation policies and practices throughout 2013, we were mindful of the support our stockholders expressed for our philosophy of linking compensation to our financial performance and enhanced stockholder value.  Overall, we decided to continue to emphasize annual incentive compensation that rewards our executives when they achieve our short-term goals and long-term incentive compensation which fosters decision-making that creates sustainable long-term value for our stockholders.

Consistent with the recommendation of our Board of Directors and the preference of our stockholders as reflected in the advisory vote on the frequency of future say on pay votes conducted at our 2011 Annual Meeting of Stockholders, the Board of Directors has adopted a policy providing for annual advisory votes on the compensation of the named executive officers.

Governance

The core of Silicon Image’s executive compensation program continues to be pay for performance, and the framework includes the following compensation governance policies and features:

•	Our informed and accessible Compensation Committee is comprised solely of independent directors.

•	The Compensation Committee has engaged its own advisor, Compensia, a national compensation consulting firm.

•
The Compensation Committee’s annual review and approval of Silicon Image’s compensation strategy includes a review of compensation-related risk management. In this regard, the Compensation Committee reviews Silicon Image’s executive compensation program, including the annual cash incentive plan and long-term, equity-based incentive awards, and does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on Silicon Image.

•
The Company has in place prohibitions on executive officers engaging in any speculative transactions in Silicon Image securities, including engaging in short sales, engaging in transactions involving put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts.

•
Silicon Image has in place prohibitions on executive officers holding Silicon Image securities in margin accounts, with limited exceptions, or pledging Silicon Image securities as collateral for a loan, unless otherwise approved by designated members of Silicon Image’s senior management in consultation with the chair of the Compensation Committee.

Compensation Philosophy and Objectives

    We believe that the Company’s executive compensation programs should be designed to attract, motivate and retain talented executives responsible for the Company’s success and should be determined within a framework that rewards performance. Within this overall philosophy, our objectives are:

•
To offer a total compensation program that is flexible and can adapt to evolving regulatory requirements and changing economic and social conditions and takes into consideration the compensation practices of peer companies identified using an objective set of criteria;

•	To provide annual variable cash incentive awards based on the Company’s achievement of pre-established financial and non-financial objectives; and

•
To align the financial interests of our executives with those of stockholders by providing appropriate long-term, equity-based incentives and retention awards that encourage a culture of ownership consistent with established stock ownership guidelines with at least 25% earned based on Silicon Image’s satisfaction of designated stockholder value objectives.

Our executive compensation program consists of three principal components: base salary, annual cash incentive awards and long-term, equity-based incentive awards. The weighting among the three principal components is structured to have at least 50% that is incentive-based compensation. Following are charts that illustrate incentive-based compensation as part of target Total Direct Compensation for our CEO and other NEOs.

We design, implement and maintain an executive compensation program aimed at attracting, rewarding, developing and retaining executives having the technical and leadership skills required for our business objectives. Our compensation philosophy seeks to compensate our executives at competitive levels while aligning stockholder’s interests, company goals and executive and team performance.  Our executives’ total direct compensation, consisting of base salary, annual cash bonus opportunities and equity awards, are designed to approximate the 50th percentile of the competitive market for on target performance.

Compensation Components. We believe that this package of components enables us to attract and retain superior executive talent, while aligning executives’ short-term and long-term performance with the goals and objectives of the Company and the interests of our stockholders. The use of multiple components in our executive compensation program provides us the flexibility to adjust incentives as necessary to maintain executive performance in line with our business goals and objectives. In 2013, the components of our compensation program for our NEOs were the same as those provided to our executive and senior management employees.

Market Positioning. Our compensation peer group is a group of companies selected by the Compensation Committee for reference purposes consisting of our direct competitors as well as other companies with whom we compete for talent. To provide balance, the compensation peer group includes companies that are smaller, comparably sized and larger than we are. The Compensation Committee uses a variety of measures, such as revenue, net income, market capitalization, stock price and number of employees, to construct our compensation peer group. Accordingly, our compensation peer group includes companies that are on par with us from a financial performance point of view as well as companies that perform better than we do and those that do not perform as well.

Since the purpose of the competitive market analysis is to provide a snapshot of current market positioning, trends, policies and practices, we believe that a broad view based on several companies is required. In the first fiscal quarter of 2013, our compensation peer group was updated and determined to be comprised of the following companies, which we refer to as our Updated Peer Group:

•	Applied Micro Circuits Corporation,
•	Cavium Networks,
•	Cirrus Logic, Inc.,
•	Entropic Communications, Inc.,
•	Integrated Device Technologies,
•	IXYS
•	Lattice Semiconductor Corporation,
•	LTX-Credence Corporation,
•	Micrel, Inc.,
•	Mindspeed Technologies, Inc.,
•	Monolithic Power Systems, Inc.,
•	Nanometrics, Inc.,
•	Power Integrations, Inc.,
•	Sigma Designs Inc.,
•	Tessera Technologies,
•	Ultratech, Inc.,
•	Volterra Semiconductor.

The Company positions executive compensation at approximately the 50th percentile of the Updated Peer Group and reviews the average executive pay position against the market. We review our peer group annually and  update the peer group periodically.

Total Cash Compensation Target. In 2013, our overall target total cash compensation (base salary and annual cash incentive opportunity) for our executives was to pay at the 50th percentile of the target total cash compensation paid by the Updated Peer Group. This reflected the market positioning that we believe was required for us to attract and retain the executive talent necessary to innovate and grow profitably.  We believe that the target total cash compensation levels for our executives in 2013 were within this range based on the assessment by the independent consultant, Compensia.

Allocation between Base Salary and Incentives. In addition to base salary, our executive compensation program includes both short-term (incentive cash bonus) and long-term (equity awards in the form of stock options and RSU awards) incentives. In general, the more senior an executive's position, the greater the portion of an executive’s total direct compensation is tied to long-term incentives. We base this approach on our belief that most senior executives have a greater influence and potential impact on the achievement of the Company's long-term goals and objectives. We also consider competitive market practices in deciding the appropriate allocation among the different components of our executive compensation. We strive to ensure that we are not depending too heavily on either short-term or long-term incentives relative to our competitors, or peer group or other companies with whom we compete for talent.

Compensation Elements

Base Salary. The Compensation Committee reviews our executives’, including our NEOs’, base salaries annually to assess them relative to our compensation peer group and market practices generally. The Compensation Committee also reviews an individual executive’s performance to assess whether a merit increase to the executive's annual base salary is warranted based on individual, as well as company performance.  Base salary levels also took into account each executive’s job scope, level and experience. Generally, we sought to maintain individual base salaries at the median level for comparable positions in our compensation peer group.

The base salary we paid to each of our NEOs in 2013 was established following the Compensation Committee’s annual compensation analysis described above and was intended to provide competitive basic cash remuneration for the performance of an NEO’s job duties.

In July 2013, the Compensation Committee increased our NEOs’ base salaries for 2013 on an exception basis only due to the disappointing performance in 2012. Exceptions were made in response to urgent retention needs and promotions due to reorganization only.  Changes to base salary were made in these few cases, taking into account the practices of our compensation peer group and competitive market practices generally. The following table outlines the percentage increases and the base salaries effective January 1, 2013 for each NEO.

Name	Job Title	Merit Increase %	2013 Base Salary
Camillo Martino	Chief Executive Officer	0.0%	$450,000
Noland Granberry	Chief Financial Officer	1.1%	300,000
Edward Lopez	Chief Legal and Administrative Officer	0.0%	303,144
Timothy Vehling	SVP & GM, Connectivity Products Group	0.0%	300,910
Seamus Meagher	Vice President of Worldwide Sales	10.0%	275,000

Annual Cash Incentive Awards. Pay Reflects Performance; Payout of the 2013 Incentive Compensation Program.

In February 2013, the Compensation Committee approved our 2013 Incentive Compensation Plan to provide short-term, cash bonus opportunities (“Bonus”) to our employees, including our NEOs and executive officers generally. Our 2013 Incentive Compensation Plan was designed to align employee and executive performance with the Company’s goals and objectives for 2013 as reflected in our annual operating plan. Under the terms of our 2013 Incentive Compensation Plan, our employees, including our NEOs, (other than our employees who participate in any business development or sales incentive plan) were eligible to participate in the plan. The approved 2013 Incentive Plan as follows:

“Subject to the terms and conditions of the 2013 Incentive Compensation Plan, the Company will establish cash bonus pools for Executive and Non-Executive participants if (i) the Company’s actual revenue for the full fiscal year 2013 equals or exceeds 90% of the planned revenue (“Plan Revenue”) for such period established in the 2013 Annual Operating Plan approved by the Board (“2013 Annual Operating Plan”) and (ii) the Company’s operating income determined in accordance with generally accepted accounting principles less stock-based compensation expense, amortization of intangible assets, restructuring charges, including but not limited to, write-offs of investment and/or related intangibles, headcount reductions, equipment and/or facility abandonment, or other one-time related restructuring items, non-recurring one-time charges associated with acquisitions or related investments and such other extraordinary items as may be determined by the Committee (“Non-GAAP Operating Income”) for the full fiscal year 2013 equals or exceeds 90% of the planned Non-GAAP Operating Income established in the 2013 Annual Operating Plan (the “Plan Non-GAAP Operating Income”).  The amounts of each cash bonus pool will be a function of the extent to which the Company’s actual revenue equals or exceeds 90% of the Plan Revenue and the Company’s Non-GAAP Operating Income equals or exceeds 90% of the Plan Non-GAAP Operating Income.”

    The Bonus pools will not be funded if the Company’s actual revenue and Non-GAAP Operating Income is less than 90% of Plan Revenue and Plan Non-GAAP Operating Income.  If the Company achieves 90% of the Plan Revenue and Plan Non-GAAP Operating Income, the cash Bonus pools will be funded in an aggregate amount equal to $4,012,000. If the Company achieves 100% of the Plan Revenue and Plan Non-GAAP Operating Income, the cash Bonus pools will be funded in an aggregate amount equal to $5,900,000.   If the Company achieves 110% of the Plan Revenue, and Non-GAAP Operating Income is at or above 40% of the Company’s 2013 actual revenue, then the cash Bonus pools will be funded in an aggregate amount of $9,676,000, which is the maximum funding under the 2013 Incentive Compensation Plan. In the event that the Company’s performance with respect to actual revenue and Non-GAAP Operating Income falls in between the targets established in the 2013 Incentive Compensation Plan, the actual Bonus amounts will be calculated pro rata on a straight line basis.

    The actual Bonuses that may be paid to each Participant will be based on the Participant’s target Bonus, which is equal to a percentage of base compensation.  The amount of a participant’s Bonus will be based on the Company’s actual revenue and Non-GAAP Operating Income as described above and the participant’s individual performance in 2013.  The Committee has complete and exclusive discretion and authority to determine the amount of each Participant’s target Bonus and the actual amount payable to each Participant and may amend or terminate the 2013 Incentive Compensation Plan at any time.  The amounts of Bonuses, if any, allocable to individual Executives will be determined by the Committee in its sole discretion. The amounts of Bonuses, if any, allocable to individual Non-Executives will be determined by the Company’s management. The amounts of individual Bonuses may be less than, equal to or greater than the participant’s target Bonus.

Individual Bonus Targets. In connection with the 2013 Incentive Compensation Plan, the Compensation Committee established individual target bonus opportunities for eligible participants, including our NEOs and executives generally, which bonus targets are designed to align individual performance with the annual goals and objectives of the Company. Our NEOs’ and executives’ individual bonus targets were established by the Compensation Committee following its annual compensation analysis described above and after taking into consideration the practices of our compensation peer group, market practices generally and recognition that executives, including our NEOs, have a greater level of influence over and impact on the overall success of the Company.

In April 2013, Mr. Vehling was promoted to SVP and General Manager, Connectivity Products Group. In his expanded role, Mr. Vehling oversees all Product Development functions as well as the Product Marketing Group. As part of Mr. Vehling’s promotion, his bonus target for 2013 increased from 60% to 75% of his annual base salary.

In September 2013, the Compensation Committee approved an increase in the bonus target for Mr. Granberry, our CFO, from 50% to 60% of his annual base salary, to align with market practice for his position. Additionally, the Compensation Committee also approved a discretionary bonus payment of $100,000 to Mr. Granberry. This bonus payment is independent of the 2013 Executive Incentive Plan.

As shown in the table below, in 2013, our Compensation Committee established Bonus targets for our NEOs, and in February 2014 the Compensation Committee assessed the performance of the company against the Bonus goals and determined that bonuses were earned at approximately 55% of each NEO’s bonus target under the 2013 Executive Incentive Plan.

				Actual Bonus	Actual Bonus
		Bonus Target	Bonus Target	Percentage	Amount
Name	Job Title	Percentage	Amount	Payout	Payout
Camillo Martino	Chief Executive Officer	100%	$450,000	55%	$247,050
Noland Granberry	Chief Financial Officer	60%	180,000	33%	98,115
Edward Lopez	Chief Legal and Administrative Officer	50%	151,572	27%	83,213
Timothy Vehling	SVP & GM, Connectivity Products Group	75%	225,683	41%	123,900
Seamus Meagher	Vice President of Worldwide Sales	73%	200,000	65%	179,993

As shown in the table below, for 2013, Mr. Meagher, our Vice President of Worldwide Sales, received product revenue based incentive compensation totaling $134,993 under the 2013 Sales Incentive Plan by achieving 90% of his revenue quota for the year. Mr. Meagher also received $45,000 in incentive compensation under the Executive Incentive Plan, based on achievement of corporate objectives and his individual goals. For 2013, Mr. Meagher’s total bonus payout was $179,993 or 65% of his annual base salary.

				Actual Bonus	Actual Bonus
		Bonus Target	Bonus Target	Percentage	Amount
Name	Job Title	Percentage	Amount	Payout	Payout
Seamus Meagher	Vice President of Worldwide Sales	73%	200,000	65%	179,993

Equity Incentives

Long-Term Incentive Program. We use long-term incentive compensation in the form of equity awards to align the interests of our executives with the longer-term interests of the Company and our stockholders. The Compensation Committee believes that equity compensation is a motivator as well as a recruiting and retention tool. Further, the Compensation Committee believes that it is the best mean in our compensation program to focus executive performance on the longer term goals of the Company. Those goals in turn align with the longer term stockholder interests.

As with our 2013 annual cash incentive plan, we structure our equity awards to provide a target amount of compensation based on the relative position of the executive. This target level is set to provide equity compensation (based on the value of the shares granted) at the median of our compensation peer group. We manage the dilution of our equity awards by granting an aggregate number of shares subject to equity awards in any one year that is below the three year average of the ISS standard for our sector of 6.58% of outstanding shares.

We account for our equity awards using Financial Accounting Standards Board Accounting Standards Codification No. 718, Stock Compensation. We value all stock-based compensation awards based on their grant date fair value.

Different Forms of Long-Term Incentives. In 2013, we granted equity awards in the form of PRSU awards covering shares of our common stock. Generally, our stock options and RSU awards provide for vesting over time, typically a four-year period. However, the PRSU vests only if certain thresholds of annual EPS appreciation are met in each year over a four-year vesting period.

Our NEOs’ equity awards in 2013 were determined by the Compensation Committee after considering a competitive market analysis performed by Compensia and with the advice of Compensia regarding the equity compensation practices of our Updated Peer Group and market practices generally in light of our compensation philosophy of targeting equity compensation (based on the value of the shares granted) at the median of our Updated Peer Group and of aligning significant portions of our NEOs’ target total direct compensation with the long term financial performance of the Company and the interests of stockholders.

Our equity awards in 2013 made greater use of PRSU awards than had historically been the case to take advantage of the enhanced retention value of PRSU awards. The number of shares of our common stock subject to the PRSU awards awarded to each of our NEOs was based on the assessment of the Compensation Committee and, where appropriate, our CEO for each executive’s performance and contribution in 2013, as well as the market information provided by Compensia.  The PRSU awards for the CEO and all NEO’s are entirely performance based, with achievement thresholds set by the Compensation Committee.

In August 2013, the Compensation Committee approved the equity incentive grants to our CEO and other NEOs in the table below effective August 15, 2013 and in the form of PRSU with vesting based on our GAAP earnings per share over the vesting period.  Each PRSU represents the right to receive one share of our common stock upon vesting  as follows: 40% of the total number of shares on December 31, 2014, 30% of the total number of shares on December 31, 2015, 20% of the total number of shares on December 31, 2016 and 10% of the total number of shares on December 31, 2017, provided that our GAAP earnings per share for the fiscal year ending on each vesting date (as evidenced in our audited financial results and confirmed by the Compensation Committee) is equal to or greater than the target GAAP earnings per share for each period established by the Compensation Committee.  Any PRSUs not vesting on a vesting date due to our GAAP earnings per share for the fiscal year in question not meeting the target for such fiscal year established by the Compensation Committee shall be forfeited.

The amounts of the equity awards were determined based on the Compensation Committee’s review of each NEO’s performance, level of contribution, and an assessment of the market data for our peer group companies.

Name	Job Title	PRSU
Camillo Martino	Chief Executive Officer	325,000
Noland Granberry	Chief Financial Officer	70,000
Edward Lopez	Chief Legal and Administrative Officer	60,000
Timothy Vehling	SVP & GM, Connectivity Products Group	100,000
Seamus Meagher	Vice President of Worldwide Sales	80,000

PRSU’s were employed as a means of more tightly coupling executive long-term incentives with the long-term improvement in shareholder value.

Equity Award Grant Policy. All equity awards granted to our employees commence vesting and, in the case of stock options, the exercise price is set on, the 15th day of the month following the date of approval (or, if such 15th day of the month is not a business day, then the immediately succeeding business day), except as otherwise approved by the Compensation Committee. This policy is designed to avoid the possible timing of stock option grants in conjunction with the release of information that might have a favorable or unfavorable impact on the market price of our common stock.

Stock ownership requirements.  Our Compensation Committee has adopted stock ownership guidelines for our executives, including our NEOs.  Our CEO is required to own a number of shares of our common stock equal to the lesser of 130,000 shares and the number of shares of our common stock having a value equal to at least three times our CEO's current base salary.  All of our other executives, including our CFO and other NEOS, are required to own a number of shares of our common stock equal to the lesser of 30,000 shares and the number of shares of our common stock having a value equal to at least one time the current base salary of each executive. These stock ownership guidelines provide for a four-year period to attain the target ownership level beginning on the date of the adoption by the Compensation Committee of these guidelines or the executives’ start or promotion date, whichever is later. To facilitate stock ownership, our executives must retain at least 25% of any shares of our common stock acquired through the exercise or vesting of any equity awards (after taking into account any shares sold or withheld, as the case may be, to satisfy the payment of the exercise price, if any, or taxes) until the ownership threshold is achieved.

Company policy on compliance with Section 162(m)

The financial reporting and income tax consequences to the Company of individual compensation elements are considered by the Compensation Committee when it reviews compensation practices and makes compensation decisions. While structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, the Compensation Committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of its compensation.

Deductibility by Silicon Image

    Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation that is not performance-based (as defined in the Section 162(m) rules) paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of these persons receives more than $1,000,000 in nonperformance-based compensation in any one year. While the Compensation Committee considers the deductibility of awards as one factor in determining our executive compensation, it also looks at other factors in making its executive compensation decisions and retains the flexibility to grant awards or pay compensation the Compensation Committee determines to be consistent with its goals for Silicon Image’s executive compensation program, even if the awards are not deductible by us for tax purposes.

Other Equity, Retirement and Benefits Programs

Employee Stock Purchase Plan (ESPP). We provide all of our employees, including our NEOs, with the opportunity to participate in an Employee Stock Purchase Program that allows participants to purchase shares of tour common stock at a discount. Shares may be purchased at 85% of the lower of the market price of our common stock at either the beginning or end of the plan’s six-month purchase periods.

Section 401(k) Defined Contribution Plan. We do not maintain a defined benefit retirement plan. However, we do offer our employees, including our NEOs, the opportunity to participate in a defined contribution plan in the form of a tax-qualified Section 401(k) plan. We contribute fifty cents for every dollar contributed to the plan by a participant, subject to a cap of $3,000 per year. Our matching contribution are administrated quarterly and matching contributions vest on the last pay day of each quarter contribution.

Other Benefits. We offer our employee, including our NEOs, a full range of benefits, including life, medical, dental, vision, and disability insurance programs. We also have a paid time off program that allows employees time for vacation or personal matters. The objective of these plans is to provide an attractive and competitive set of employee benefits while also managing costs.

Perquisites or Other Personal Benefits. Generally, we do not offer cash or non-cash perquisites or other personal benefits to our NEOs that are not also available to our employees. However, there are times when the Compensation Committee may determine that providing an executive with such personal benefits is in the best interests of our Company and our stockholders. For example, we may offer relocation or temporary living arrangements to our NEOs who either work remotely but spend significant time in another Silicon Image work location or who have begun employment with Silicon Image but have not yet moved to a Silicon Image work location. No perquisites or other personal benefits were provided to our NEOs in 2013.

Severance or Change of Control Policies.  On April 6, 2014 the Compensation Committee approved new change of control retention agreements with each of our executives, including our NEOs, following the expiration of the prior change of control retention agreements in February 2014.  The decision of the Compensation Committee to move forward with new change of control retention agreements was based on the Compensation Committee’s determination that we are better able to retain the services and focus of our executives during periods of uncertainty that may arise during potential change of control situations by providing them with some compensation certainty. Also, the Compensation Committee believes that the protections offered by these agreements allow us to attract top executives and maintain a stable management team, which is in the best interests of our stockholders.

The new change of control retention agreements are substantially similar to the previous agreements except for the treatment of equity awards upon a Change of Control (as defined in the change of control retention agreements). Similar to the previous agreements, cash severance benefits are a multiple of base salary (3X for our CEO, 2X for our CFO and 1.5X for our other executives). The new change of control retention agreements also provide for the acceleration of 100% of an executives unvested time-based equity awards with respect to a termination upon a Change of Control, bringing this benefit in line with the practices of our Updated Peer Group, while being simpler compared to the previous agreements which provided for 2 years of accelerated vesting for stock options and the acceleration of 50% of an executive’s RSUs vesting over the one year following termination.  Additionally, the new change of control retention agreements provide that, with respect to performance-based equity awards, the Board of Directors shall make a determination of the treatment of such awards on or prior to the consummation of a Change of Control. In this regard, all unvested performance-based equity awards will have their performances measured as of the close of the financial quarter ending prior to or coincident with a Change of Control. The Board of Directors will determine the number of performance-based equity awards earned (remeasured award) and the resulting number of shares will vest linearly by quarter over the remaining performance period subject to the continued service of the executives.  However, in the event of a termination upon a Change of Control, 100% of the unvested shares subject to the remeasured award will vest upon the executives termination date.

In December 2009, we entered into an employment agreement with our CEO that provides, among other things, for severance payments and benefits upon a termination of employment without cause. This arrangement is in addition to the protections provided under his Executive Change of Control Retention Agreement and was entered into because the Compensation Committee believed this protection to the CEO was in line with market practices and the practices of our peer group at the time and that, absent this protection, our offer of employment would not have been competitive. The CEO’s current change of control severance agreement provides that any benefits paid under the agreement would be the exclusive remedy for a termination of employment in accordance with the terms and conditions of the agreement, thereby preventing the receipt of multiple severance payments for the same termination of employment.

Executive Compensation-Setting Process

Annual Compensation Analysis. Each year, the Compensation Committee performs a comprehensive evaluation of our executive compensation program, taking into account various factors, including the compensation practices of our competitors as well as other companies with which we compete for talent.

In 2013, the Compensation Committee retained the services of Compensia, Inc., a national compensation consulting firm focused primarily on technology companies ("Compensia"), to perform a competitive market analysis and provide an assessment of compensation related market data and recommendations regarding competitive executive compensation practices. In preparing this analysis, Compensia used data from its own compensation database, as well as generally available market data, including data from the Radford Executive Compensation Survey — Bay Area Semiconductor (Select Peers) to help assess our compensation positioning and practices and to evaluate our component mix and compensation levels against the competitive market and our compensation peer group. The Compensation Committee used this analysis to evaluate our compensation philosophy, compensation components, policies and practices, as well as current pay levels for our executives.

Independent Consultants.  The Compensation Committee evaluates the need to engage independent consultants for specific assignments and did engage Compensia during fiscal 2013. Compensia advised that Silicon Image’s executive compensation program provides an appropriate pay philosophy, peer group, and market positioning to support business objectives with meaningful risk mitigants. Compensia also advised that Silicon Image’s executive compensation program provides an effective balance in cash and equity mix, short- and long-term performance focus.

Executive Compensation (Other than our CEO). In 2013, for purposes of setting the compensation of our executives other than his own, our CEO, in conjunction with our VP Human Resources reviewed our executives’ compensation and made recommendations to the Compensation Committee regarding base salary adjustments, target annual cash bonus opportunities, bonus payments for the prior year, and equity awards. Final decisions on compensation for all executives are then made by the Compensation Committee.

CEO Compensation. Each year, the Compensation Committee reviews relevant survey data from the Radford Executive Compensation report and an analysis on CEO executive compensation prepared by its compensation consultant, Compensia.

In the course of its deliberations, the Compensation Committee considers a number of factors, typically including the following:

•	Individual performance, including a comparative ranking and peer assessments for the executives reporting to our CEO;

•	Company performance and our achievement of specific financial and operational objectives;

•	Data regarding the current compensation policies and practices of our compensation peer group;

•	Our prior year’s compensation policies and practices;

•	The current stock option holdings of our executives, including their exercise price and their remaining vesting schedule; and

•	Internal equity, including the relationship among our executives and the relationship of executive compensation to non-executive compensation.

Compensation Risk Assessment

The Compensation Committee seeks to establish company-wide compensation policies and practices that reward contributions to long-term stockholder value creation and do not promote unnecessary or excessive risk-taking. In furtherance of this objective, the Compensation Committee conducted an assessment of our Company-wide compensation arrangements, including those for our NEOs in June, 2013. This assessment included, among other things, a review of our (1) compensation philosophy, (2) compensation peer group, (3) compensation mix and (4) cash and equity-based incentive plans. The Compensation Committee also directed Compensia, its compensation consultant, to perform a detailed review of our cash and equity-based incentive plans in comparison to market practices.

In conducting its assessment, the Compensation Committee considered the following:

•
Our revenue model and our annual cash bonus plan encourage our employees to focus on current revenue and operating income goals as well as on creating a stable, predictable stream of revenue over multiple years, rather than focusing on current year revenue at the expense of succeeding years, and compensate our employees based primarily on the Company’s financial performance against our annual operating plan;

•	The distribution of compensation among our core compensation elements effectively balances short-term performance and long-term performance;

•
Our cash and equity-based incentive awards focus on both short-term and long-term goals and, in the case of equity-based incentive compensation awards, provide for payouts over a four-year period, to ensure that our executives remain focused on our performance beyond the immediate fiscal year;

•
Our cash and equity-based incentive awards contain a range of performance target levels and payouts, to discourage from taking risky actions to meet a single target with an “all or nothing” result of compensation or no compensation;

•	Its retention of “negative discretion” to reduce our NEOs’ incentive award payments under our annual cash bonus plan; and

•	Our executives are required to hold a meaningful number of shares of our common stock pursuant to our stock ownership policy.

Based upon this assessment, the Compensation Committee does not believe that our company-wide compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement required by Item 402(b) of Regulation S-K with Silicon Image’s management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Masood Jabbar, Chair
Peter Hanelt
William George
William Raduchel

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the Company’s named executive officers for the fiscal years ended December 31, 2013, 2012 and 2011. The named executive officers were not entitled to receive payments which would be characterized as “non-equity incentive plan compensation” for the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation	Total ($)
Camillo Martino (2)	2013	$450,000	$247,050	$1,738,750	$-	$45,038	$2,480,838
Chief Executive Officer	2012	450,000	-	881,400	-	24,564	1,355,964
	2011	450,000	148,500	764,500	806,520	23,071	2,192,591

Noland Granberry (3)	2013	300,000	198,115	374,900	-	39,308	912,323
Chief Financial Officer	2012	296,866	-	126,488	162,756	24,373	610,483
	2011	288,500	42,842	208,500	219,960	22,831	782,633

Edward Lopez (4)	2013	303,144	83,213	321,000	-	40,213	747,570
Chief Legal and Administrative Officer	2012	303,144	-	105,406	135,630	24,406	568,586
	2011	294,600	43,748	173,750	183,300	22,868	718,266

Timothy Vehling (5)	2013	300,910	123,900	535,000	-	40,890	1,000,700
Senior Vice President and General Manager,	2012	300,910	-	126,488	162,756	24,394	614,548
Connectivity Products Group	2011	290,000	38,425	225,875	238,290	22,843	815,433

Seamus Meagher (6)	2013	275,000	179,993	428,000	-	28,981	911,974
Vice President of Worldwide Sales	2012	250,000	124,766	-	-	24,564	399,330
	2011	-	-	-	-	-	-

_______________

(1)
The amounts in these columns reflect the aggregate grant date fair value of the stock and option awards computed in accordance with ASC No. 718, Stock-based Compensation. The assumptions used in the calculation of the grant date fair value of the stock and option awards are included in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the SEC on February 24, 2014.

(2)
For Mr. Martino, amounts under “All Other Compensation” represent payments by us of $19,903 for unused personal time-off, $21,998 for health insurance, $1,137 for life insurance and $2,000 as matching contributions that the Company made on Mr. Martino’s behalf under its 401(k) plan in 2013, $20,812 for health insurance, $1,752 for life insurance and $2,000 as matching contributions that the Company made on Mr. Martino’s behalf under its 401(k) plan in 2012 and $19,319 for health insurance, $1,752 for life insurance and $2,000 as matching contributions that the Company made on Mr. Martino’s behalf under its 401(k) plan in 2011.

(3)
For Mr. Granberry, amounts under “All Other Compensation” represent payments by us of $14,272 for unused personal time-off, $21,998 for health insurance, $1,039 for life insurance and $2,000 as matching contributions that the Company made on Mr. Granberry’s behalf under its 401(k) plan in 2013, $20,812 for health insurance, $1,561 for life insurance and $2,000 as matching contributions that the Company made on Mr. Granberry’s behalf under its 401(k) plan in 2012 and $19,319 for health insurance, $1,512 for life insurance and $2,000 as matching contributions that the Company made on Mr. Granberry’s behalf under its 401(k) plan in 2011.

(4)
For Mr. Lopez, amounts under “All Other Compensation” represent payments by us of $15,157 for unused personal time-off, $21,998 for health insurance, $1,058 for life insurance and $2,000 as matching contributions that the Company made on Mr. Lopez’s behalf under its 401(k) plan in 2013, $20,812 for health insurance, $1,594 for life insurance and $2,000 as matching contributions that the Company made on Mr. Lopez’ behalf under its 401(k) plan in 2012 and $19,319 for health insurance, $1,549 for life insurance and $2,000 as matching contributions that the Company made on Mr. Lopez’ behalf under its 401(k) plan in 2011.

(5)
For Mr. Vehling, the amount under “All Other Compensation” represent payments by us of $15,841 for unused personal time-off, $21,998 for health insurance, $1,052 for life insurance and $2,000 as matching contributions that the Company made on Mr. Vehling’s behalf under its 401(k) plan in 2013, $20,812 for health insurance, $1,582 for life insurance and $2,000 as matching contributions that the Company made on Mr. Vehling’s behalf under its for 401(k) plan in 2012 and $19,319 for health insurance, $1,524 for life insurance and $2,000 as matching contributions that the Company made on Mr. Vehling’s behalf under its for 401(k) plan in 2011.

(6)
For Mr. Meagher, the amount under “All Other Compensation” represent payments by us of $3,846 for unused personal time-off, $21,998 for health insurance, $1,137 for life insurance and $2,000 as matching contributions that the Company made on Mr. Meagher’s behalf under its 401(k) plan in 2013 and $20,812 for health insurance, $1,752 for life insurance and $2,000 as matching contributions that the Company made on Mr. Meagher’s behalf under its for 401(k) plan in 2012.

Compensation of Named Executive Officers in 2013

Camillo Martino, Chief Executive Officer.  Mr. Martino has served as our Chief Executive Officer since January 2010. Mr. Martino’s compensation for 2013 consisted of base salary, incentive annual cash incentive opportunity and equity grants in addition to the Company’s standard benefits. Mr. Martino’s base compensation in 2013 was $450,000. In 2013, Mr. Martino was granted 325,000 performance-based RSUs with a grant date fair value of $1,738,750. Mr. Martino received an annual bonus totaling $247,050 representing 55% of his base compensation in 2013.

Noland Granberry, Chief Financial Officer.  Mr. Granberry was appointed as the Chief Financial Officer in May 2010.  He served as the Chief Accounting Officer from March 2007 to April 2010 and as Corporate Controller from March 2006 to April 2010. Mr. Granberry’s compensation for 2013 consisted of base salary, incentive annual cash incentive opportunity, retaining bonus and equity grants in addition to the Company’s standard benefits. Mr. Granberry’s base compensation in 2013 was $300,000. In 2013, Mr. Granberry was granted 70,000 performance-based  RSUs with a grant date fair value of $374,900. Mr. Granberry received a discretionary bonus of $100,000 and an annual bonus totaling $98,115 representing 33% of his base compensation in 2013.

Edward Lopez, Chief Legal and Administrative Officer.  Mr. Lopez was appointed as the Chief Legal and Administrative Officer in July 2010. Mr. Lopez served as the Company’s Chief Legal Officer from January 2007 to July 2010. Mr. Lopez’s compensation for 2013 consisted of base salary, incentive annual cash incentive opportunity and equity grants in addition to the Company’s standard benefits. Mr. Lopez’s base salary in 2013 was $303,144. In 2012, Mr. Lopez was granted 60,000 performance-based RSUs with a grant date fair value of $321,000. Mr. Lopez received an annual bonus totaling $83,213 representing 27% of his base compensation in 2013.

Timothy Vehling, Senior Vice President and General Manager, Connectivity Products Group . Mr. Vehling was appointed as Senior Vice President and General Manager, Connectivity Product Group in May 2013. Mr. Vehling served as Vice President of Product Marketing and Vice President and General Manager of the Wireless Division from December 2011 to May 2013. Mr. Vehling served as Vice President of the Company’s Products Business Group from March 2010 to November 2011. Mr. Vehling joined Silicon Image in May 2009 as Vice President of Worldwide Marketing. Mr. Vehling’s compensation for 2013 consisted of base salary, incentive compensation or annual cash incentive opportunity and equity grants in addition to the Company’s standard benefits. Mr. Vehling’s base compensation in 2013 was $300,910. In 2013, Mr. Vehling was granted 100,000 performance-based RSUs with a grant date fair value of $535,000. Mr. Vehling received an annual bonus totaling $123,900 representing 41% of his base compensation in 2013.

Seamus Meagher, Vice President of Worldwide Sales. Mr. Meagher was appointed as Vice President Worldwide Sales in December 2011. Mr. Meagher served as Taiwan Country Manager from December 2010 to November 2011.  Mr. Meagher joined Silicon Image in April  2004 as Director of Sales for the Americas and EMEA. Mr. Meagher’s compensation for 2013 consisted of base salary and incentive compensation or annual cash incentive opportunity in addition to the Company’s standard benefits. Mr. Meagher’s base compensation in 2013 was $275,000. In 2013, Mr. Meagher was granted 80,000 performance-based RSUs with a grant date fair value of $428,000. Mr. Meagher received an annual sales incentive compensation of $134,993 and an annual bonus of $45,000.

GRANTS OF PLAN-BASED AWARDS TABLE (2013)

The table below provides information with respect to each performance-based restricted stock unit granted to each named executive officer during 2013. The performance-based restricted stock units vesting contingent upon continued service with Silicon Image and  achievement of certain performance-related targets or conditions.

Named Executive Officers	Grant Date	All Other Stock Awards: Number of Shares of Stock or Unit (#)		All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Camillo Martino	8/15/2013	325,000	(2)	-	$-	$1,738,750
Noland Granberry	8/15/2013	60,000	(2)	-	-	321,000
	9/16/2013	10,000	(2)	-	-	53,900
Edward Lopez	8/15/2013	60,000	(2)	-	-	321,000
Timothy Vehling	8/15/2013	100,000	(2)	-	-	535,000
Seamus Meagher	8/15/2013	80,000	(2)	-	-	428,000

_______________

(1)
We estimate the fair value of the stock awards in accordance with the provisions of ASC No. 718, “Stock-based Compensation.” The fair value of the RSUs is determined using the closing price of the Company’s common stock on the date of the grant.   For a detailed discussion about the fair value calculations and assumptions, please refer to Note 10 to our audited financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2014.

(2)
These performance-based RSUs will vest 40% on December 31, 2014, 30% on December 31, 2015, 20% on December 31, 2016 and 10% on December 31, 2017, provided that the Company’s GAAP earnings per share for the fiscal year ending on each vesting date (as evidenced by the Company’s audited financial results and confirmed by the Compensation Committee) is equal to or greater than the target GAAP earnings per share for each such fiscal year established by the Compensation Committee.  Any performance-based RSUs not vesting on a vesting date due to the Company’s GAAP earnings per share for the fiscal year in question not meeting the target for such fiscal year established by the Compensation Committee shall be forfeited. No shares will vest upon any of the vesting dates, unless the recipient continues to provide services to the Company as of such Vesting Date.

OPTIONS EXERCISED/AWARDS VESTED TABLE (2013)

The table below provides information with respect to each stock option exercised by and RSU released to each named executive officer during 2013.

	Option Awards		Stock Awards
Named Executive Officers	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Camillo Martino	-	$-	101,250	$520,238
Noland Granberry	-	-	47,750	240,578
Edward Lopez	-	-	43,750	211,575
Timothy Vehling	-	-	28,125	150,744
Seamus Meagher	-	-	8,750	47,063

________________

(1)
Such number of shares represents the gross number of shares acquired by the NEO on the vesting date. The company withholds shares for tax purposes and the NEO actually receives a smaller number of shares upon vesting of RSUs.

(2)
The value realized on vesting equals the closing price per share of our common stock as reported on the NASDAQ Global Select Market on the vesting date multiplied by the gross number of shares acquired on vesting as described above in note (1).

OUTSTANDING EQUITY AWARDS AT YEAR END TABLE (2013)

The table below provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2013.

Named Executive Officers	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Expiration Date
Camillo Martino	1/18/2011	160,417	59,583	$6.95	1/18/2018	(1)
	1/15/2010	560,000	400,000	2.79	1/14/2020	(2)
Noland Granberry	8/15/2012	20,000	40,000	5.15	8/15/2019	(1)
	1/18/2011	43,750	16,250	6.95	1/18/2018	(1)
	5/17/2010	82,083	10,417	3.84	5/17/2017	(3)
	3/17/2008	5,000	-	4.55	3/17/2018	(1)
	4/16/2007	10,000	-	9.26	4/16/2017	(1)
	2/15/2007	9,600	-	9.27	2/15/2017	(1)
	9/15/2006	10,000	-	12.47	9/15/2016	(1)
	3/1/2006	18,000	-	11.14	3/1/2016	(1)
Edward Lopez	8/15/2012	16,667	33,333	5.15	8/15/2019	(1)
	1/18/2011	36,458	13,542	6.95	1/18/2018	(1)
	6/15/2010	70,000	10,000	3.50	6/15/2017	(1)
	2/15/2008	30,000	-	4.46	2/15/2018	(4)
	1/16/2007	100,000	-	13.18	1/16/2017	(1)
Timothy Vehling	8/15/2012	20,000	40,000	5.15	8/15/2019	(1)
	1/18/2011	47,396	17,604	6.95	1/18/2018	(1)
	6/15/2010	87,500	12,500	3.50	6/15/2017	(1)
	6/15/2009	65,500	-	2.46	6/15/2016	(5)
Seamus Meagher	12/15/2011	25,000	25,000	4.52	12/15/2018	(1)
	1/18/2011	7,292	2,708	6.95	1/18/2018	(1)
	2/15/2008	542	-	4.46	2/15/2018	(1)
	10/15/2007	4,000	-	5.85	10/15/2017	(1)
_______________

(1)
One-fourth (1/4th) of the shares subject to this option will vest on the one year anniversary of the grant date, and thereafter, 1/48th of the shares at the end of each full succeeding month until fully vested.

(2)
This option was an inducement to encourage Mr. Martino to join Silicon Image as its Chief Executive Officer. The option will vest over a four year period as follows: (i) 10% of the shares subject to the options vested on January 1, 2011; (ii) twenty percent (20%) of the shares subject to the option vested on January 1, 2012; (iii) thirty percent (30%) of the shares subject to the option vested on January 1, 2013; and (iv) forty percent (40%) of the shares subject to the option shall vest on January 1, 2014. This option was originally granted for 1,000,000 shares and has been exercised with respect to 40,000 shares.

(3)
In connection with his promotion to Chief Financial Officer, Mr. Granberry was granted 100,000 non-qualified stock options on May 17, 2010. One-fourth (1/4th) of the shares subject to the option will vest on May 17, 2011, the one year anniversary of the grant date, and thereafter, 1/48th of the shares vest at the end of each full succeeding month until fully vested.

(4)
This option was originally granted for 55,000 shares and has been exercised with respect to 25,000 shares. One-fourth (1/4th) of the shares subject to this option vested on the one-year anniversary of the grant date, and thereafter, 1/48th of the shares vest at the end of each full succeeding month until fully vested.

(5)
This option was originally granted for 100,000 shares and has been exercised with respect to 34,500 shares. One-fourth (1/4th) of the shares subject to this option vested on the one-year anniversary of the grant date, and thereafter, 1/48th of the shares vest at the end of each full succeeding month until fully vested.

The table below provides information regarding each of the restricted stock unit held by each of our named executive officers as of December 31, 2013.

	Stock Awards
Named Executive Officers	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Camillo Martino	8/15/2013	325,000	$1,998,750	(2)
	8/15/2012	180,000	1,107,000	(3)
	1/18/2011	27,500	169,125	(4)
Noland Granberry	9/16/2013	10,000	61,500	(2)
	8/15/2013	60,000	369,000	(2)
	8/15/2012	11,250	69,188	(3)
	8/15/2012	11,250	69,188	(4)
	1/18/2011	15,000	92,250	(4)
	5/17/2010	8,750	53,813	(5)
Edward Lopez	8/15/2013	60,000	369,000	(2)
	8/15/2012	9,375	57,656	(3)
	8/15/2012	9,375	57,656	(4)
	1/18/2011	12,500	76,875	(4)
	8/16/2010	1,250	7,688	(6)
Timothy Vehling	8/15/2013	100,000	615,000	(2)
	8/15/2012	11,250	69,188	(3)
	8/15/2012	11,250	69,188	(4)
	1/18/2011	16,250	99,938	(4)
Seamus Meagher	8/15/2013	80,000	492,000	(2)
	12/15/2011	15,000	92,250	(4)
	1/18/2011	2,500	15,375	(4)

_______________

(1)
The market value represents the market price of the shares of our common stock underlying that award as of December 31, 2013, which is based on the closing price reported on the Nasdaq Global Select Market on that date ($6.15 per share).

(2)
These performance-based RSUs will vest 40% on December 31, 2014, 30% on December 31, 2015, 20% on December 31, 2016 and 10% on December 31, 2017, provided that the Company’s GAAP earnings per share for the fiscal year ending on each Vesting Date (as evidenced by the Company’s audited financial results and confirmed by the Compensation Committee) is equal to or greater than the target GAAP earnings per share for each such fiscal year established by the Compensation Committee.  Any performance-based RSUs not vesting on a Vesting Date due to the Company’s GAAP earnings per share for the fiscal year in question not meeting the target for such fiscal year established by the Compensation Committee shall be forfeited. No shares will vest upon any of the Vesting Dates, unless the recipient continues to provide services to the Company as of such Vesting Date.

(3)
These are market-based condition RSUs, vest over four years with 25% of the RSUs vesting on each anniversary of the grant date, provided that on each such anniversary date,  the average closing price per share of the Company’s common stock for 60 calendar day period ending on the trading day immediately preceding such anniversary date equal to or greater than the price set for each anniversary. There is a catch-up condition for the market-based RSUs issued to the CEO such as if the shares subject to vesting on the second anniversary of the grant date do not vest, they shall vest on either the third or fourth anniversary of the grant date if the average price equal to or greater than the price set for the fourth anniversary.  There is no catch-up condition for the market-based RSUs issued to the named executive officers other than the CEO. Any market-based RSUs that do not vest on an anniversary of the grant date due to the price of the Company’s common stock does not satisfy the foregoing conditions shall be forfeited.

(4)	The RSUs vest with respect to 1/4th of the total number of shares on each one-year anniversary of the grant date.

(5)
In connection with his promotion to Chief Financial Officer, Mr. Granberry was granted 35,000 RSUs with a grant date of May 17, 2010. The RSUs will vest with respect to 1/4th of the total number of shares on each one-year anniversary of the grant date.

(6)
In connection with his promotion to Chief Legal and Administrative Officer, Mr. Lopez was granted 5,000 RSUs on August 16, 2010.  These RSUs vest over four years, with 25% of the RSUs vesting on each anniversary of the grant date until the RSUs are fully vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Executive Severance Agreements

In September 2013, the Compensation Committee approved the Company’s entry into a severance agreement with Mr. Granberry, our CFO, to provide severance benefits to Mr. Granberry should his employment with us terminate in certain circumstances. Under the severance agreement, in the event that the Company terminates Mr. Granberry’s employment without “cause” (as defined in the agreement), Mr. Granberry would generally be entitled to receive cash severance equal to Mr. Granberry’s base salary for eight (8) months. Mr. Granberry would also be entitled to payment by us of an amount equal to the executive’s COBRA premiums for continuation of health benefits up to eight (8) months following termination.

Mr. Granberry’s right to receive the severance benefits described above is contingent on Mr. Granberry’s executing and not revoking a release of claims in favor of the Company and complying with Mr. Granberry’s obligations under any confidentiality, proprietary information and assignment of inventions or similar agreement with the Company.

The following table presents the Company’s estimate of the amount of the benefits to which Mr. Granberry would has been entitled had his employment been terminated by the Company on December 31, 2013 without cause other than in connection with a change in control of the Company.

Named Executive Officer	Salary (1)	Health & Insurance Benefits
Noland Granberry	$200,000	$14,665

(1)	Amounts in this column represent the base salary of Mr. Granberry effective January 1, 2014.
Executive Change of Control Retention Agreements

On February 7, 2012, the Compensation Committee of the Board of Directors of Silicon Image authorized the entering into of change of control retention agreements with each of the Company’s executive officers and vice presidents, including each of the named executive officers (the “2012 Change of Control Retention Agreements”).

Under the 2012 Change of Control Retention Agreements, a change of control was defined generally as (a) an acquisition by any person of 50% or more of our outstanding shares of common stock, (b) the consummation of a merger or consolidation, or series of related transactions, which results in our voting securities outstanding immediately prior thereto failing to continue to represent at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction, (c) the sale or disposition of all or substantially all of our assets or (d) the dissolution or liquidation of the Company. The following is a summary of the material terms of each of the 2012 Change of Control Retention Agreements with each named executive officer regarding termination of each named executive officer’s employment with us.

•
Upon any termination of employment, the executive was entitled to receive (i) payment for all unpaid salary and vacation accrued through the date of termination, (ii) reimbursement for expenses per existing Company policies and (iii) continued benefits in accordance with the terms of our then existing benefit plans and policies and/or as required by applicable law.

•
In the event of his voluntary termination (other than for “good reason”) or termination for “cause”, or a termination by either the executive or the Company due to death or disability, the executive was not entitled to any cash separation benefits or additional vesting of shares of restricted stock or options.

•
In the event of his termination without “cause,” or if he resigns for “good reason,” during the period beginning three months before and ending twelve months following a change of control, the executive will be entitled to receive the following severance benefits:

•
the Chief Executive Officer shall receive cash severance equal to three times (3x) the Chief Executive Officer's base salary at the time of termination; the Chief Financial Officer shall receive cash severance equal to two times (2x) the Chief Financial Officer's base salary at the time of termination; and all other executives shall receive cash severance equal to one and one-half times (1.5x) the executive’s base salary at the time of termination.

•	reimbursement of COBRA insurance premiums (if such executive elects COBRA coverage), for twelve months following termination; and

•
each executive shall be entitled to acceleration of an additional two years of the executive’s unvested stock options at the time of termination, acceleration of an additional six months of the executive’s unvested RSUs at the time of termination.

In order to receive these payments and benefits, the executive was required to first execute a full unilateral release (including a waiver of unknown claims and covenant not to sue) in favor of Silicon Image and its directors, officers and other related persons and an agreement not to solicit our employees for a period of one year following termination.

•
“Cause” was defined to mean (i) willful failure to follow the lawful written directions of the Board, not remedied within thirty days of written notice, (ii) gross misconduct not remedied within thirty days of written notice, (iii) failure to comply with policies of the Company in a way that would be detrimental to the Company, not remedied within thirty days of written notice, (iv) conviction of, or a plea of no contest to, a crime involving moral turpitude or commission of a fraud that would reflect adversely on the Company or (v) his unreasonable or bad-faith failure to cooperate with the Company in any investigation or formal proceeding initiated by the Board in good faith.

•
“Good Reason” was defined to mean (i) any material reduction in his job duties and responsibilities, (ii) a material change in the position to whom the executive is to report, (iii) a material reduction in annual base salary or target annual cash incentive opportunity or (iv) requirement that his principal place of business be located more than 50 miles from the current location.

The following table quantifies the dollar value of payments and benefits under the 2012 Change of Control Retention Agreements to each of the named executive officers on December 31, 2013 according to their respective agreements upon a termination (other than for “cause” or “good reason”) within the period beginning three months prior to a change of control transaction and ending twelve months following such transaction, assuming that such termination took place on December 31, 2013 and that the price per share of our common stock was $6.15, the closing price of our stock reported on the NASDAQ Global Select Market on that date.

Named Executive Officer	Salary (2)	Health & Insurance Benefits	Intrinsic Value of Unvested Stock Awards (1)	Intrinsic Value of Unvested Option Awards (1)
Camillo Martino	$1,350,000	$21,998	$476,625	$1,344,000
Noland Granberry	600,000	21,998	126,844	54,063
Edward Lopez	454,716	21,998	88,406	51,500
Timothy Vehling	451,365	21,998	124,922	63,125
Seamus Meagher	403,125	21,998	88,406	40,750
_______________

(1)
Amounts represent the intrinsic value of accelerated RSUs and stock options based upon the closing price per share of our common stock on December 31, 2013, the last trading day of fiscal 2013, of $6.15 as reported on the NASDAQ Global Select Market.

(2)	Amounts in this column represent the base salaries of the named executive officers effective January 1, 2014.
(3)
These change of control retention agreements expired in February 2014. Currently, the Company has not entered into new change of control retention agreements with its executive officers and vice presidents; however, in April 2014 the Compensation Committee approved a new form of change of control retention agreement to be entered into with the Company’s executives, as described below.

The 2012 Change of Control Retention Agreements expired in February 2014. On April 6, 2014, the Compensation Committee approved new change of control retention agreements (the “2014 Change of Control Retention Agreements”) to be entered into with each of our executives, including our NEOs.

The 2014 Change of Control Retention Agreements are substantially similar to the 2012 Change of Control Retention Agreement except for the treatment of equity awards upon a Change of Control (as defined in the 2014 Change of Control Retention Agreements). The 2014 Change of Control Retention Agreements provide for the acceleration of 100% of an executives unvested time-based equity awards upon termination following a Change of Control and provide that the Board of Directors shall make a determination regarding the treatment (including vesting) of performance-based equity awards at or prior to the consummation of a Change of Control. In this regard, all unvested performance-based equity awards will have their performances measured as of the close of the financial quarter ending prior to or coincident with a Change of Control. The Board of Directors will determine the number of performance-based equity awards earned (remeasured award) and the resulting number of shares will vest linearly by quarter over the remaining performance period subject to the continued service of the executives. However, in the event of a termination upon a Change of Control, 100% of the unvested shares subject to the remeasured award will vest upon the executives termination date.

DIRECTOR COMPENSATION

Board of Directors Compensation Practices

We compensate our non-employee board directors. Our goal is to be very competitive in the market to attract the best talent we can to our board. The aggregate board compensation is at the median relative to our peer companies.

In addition to the initial RSU grant and annual RSU grants for non-employee directors under the Director Compensation Plan described below, non-employee directors are eligible to receive discretionary grants of stock options under the 2008 Equity Incentive Plan.

Director Compensation Plan

The Compensation Committee, with the assistance of Compensia, a compensation consulting firm that was retained by the Compensation Committee to assess competitive market practices for board compensation based on a peer group review and evaluation of trends in board compensation, discussed director compensation and set the terms of the compensation plan currently in effect for our non-employee directors:

(1)  Initial RSU Grant. Upon appointment or election to the board, each non-employee director receives 15,000 RSUs under our 2008 Equity Incentive Plan, which RSUs vest 100% on the first anniversary of the grant date. The RSUs will become fully vested upon a change of control and will terminate on the date the director ceases to perform services for us.

(2)  Annual Compensation by Role .

•
Cash Compensation by Role.  Each non-employee director receives cash compensation for membership on the board, the standing committees and for holding chair positions on the board and the standing committees in the amounts and on the terms described in the table and note (1) below.

•
Annual RSU Grant(s).  Immediately following each annual meeting of stockholders, each director who is not an employee and whose direct pecuniary interest in our common stock is less than five percent receives a number of shares based on grant value as follows: $75,000 for the annual Board member RSU grant and $15,000 for the annual Board Chair RSU grant, with the number of shares determined as of the grant date by dividing the grant value by the thirty (30) day trailing average of the closing price of our stock reported on the NASDAQ Global Select Market. These RSUs vest 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us.

Role	Annual Cash Retainer by Role (1)	Annual RSU Grant Date Value by Role (2)
Board Member	$35,000	$75,000
Board Chair	10,000	15,000
Audit Committee Member	10,000	-
Audit Committee Chair	10,000	-
Compensation Committee Member	5,000	-
Compensation Committee Chair	7,000	-
Governance and Nominating Committee Member	5,000	-
Governance and Nominating Committee Chair	7,000	-
Corporate Development Committee Chairs	7,000	-
Corporate Development Committee Member	5,000	-
_______________

(1)
These cash amounts are additive with respect to each role performed by the applicable director. For example, if a director serves on the Board, as chair of the Audit Committee and member of the Compensation Committee, he will receive an annual cash retainer in the amount of $60,000 ($35,000 as Board member, $10,000 as Audit Committee member, $10,000 as chair of the Audit Committee and $5,000 as Compensation Committee member).

(2)	The number of RSU grant determined by dividing the grant date value by the thirty (30) day trailing average of the closing price of our stock reported on the NASDAQ Global Select Market.

DIRECTOR COMPENSATION TABLE (2013)

The table below sets forth the amounts of total compensation awarded to, earned by or paid to non-employee directors of Silicon Image in 2013 for membership on the Board and committees of the Board, pursuant to the Director Compensation Plan.  The non-employee directors were not entitled to receive payments which would characterized as “non-equity incentive plan compensation” for the fiscal year ended December 31, 2013. We do not administer a pension plan program.

Name	Fees Earned or paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation (3)	Total ($)
Peter Hanelt (4)	$75,000	$102,462	$-	$-	$177,462
Masood Jabbar (5)	77,500	85,386	12,246	-	175,132
John Hodge (6)	52,000	85,386	12,246	-	149,632
William Raduchel (7)	58,750	85,386	48,982	10,506	203,624
William George (8)	52,000	85,386	-	-	137,386

_______________
(1)

The amounts in this column reflect the aggregate grant date fair value of the RSUs granted to the directors in 2013 pursuant to our 2008 Equity Incentive Plan. The aggregate fair value of the RSUs is computed in accordance with ASC No. 718. The fair value of the RSUs was determined using the market value of the Company’s common stock on the date of the grant.

(2)
The amounts in this column reflect the aggregate grant date fair value of the option granted to the directors in 2013 pursuant to our 2008 Equity Incentive Plan. The aggregate fair value of the option is computed in accordance with ASC No. 718. The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option valuation model and a single option award approach.

(3)	The amounts in this column reflect the reimbursement of out-of-pocket personal expenses incurred in connection with duties as a Board member in excess of $10,000.

(4)
On May 22, 2013, Mr. Hanelt was granted 17,077 RSUs. These RSUs shall vest 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 22, 2013 (i.e., date of grant) was $6.00 per share. As of December 31, 2013, Mr. Hanelt held outstanding RSUs for 17,077 shares, all of which were unvested and aggregate outstanding options to purchase 40,000 shares, all of which were vested.

(5)
On May 22, 2013, Mr. Jabbar was granted 14,231 RSUs. These RSUs shall vest as to 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 22, 2013 (i.e., date of grant) was $6.00 per share. On November 15, 2013, Mr. Jabbar was granted 5,000 stock options vesting monthly over one year period as compensation for serving as a member of the Special Strategy Committee. As of December 31, 2013, Mr. Jabbar held outstanding RSUs for 14,231 shares, all of which were unvested and aggregate outstanding options to purchase 45,000 shares, of which 40,117 shares were vested and 4,583 were unvested.

(6)
On May 22, 2013, Mr. Hodge was granted 14,231 RSUs. These RSUs shall vest as to 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 22, 2013 (i.e., date of grant) was $6.00 per share. On November 15, 2013, Mr. Hodge was granted 5,000 stock options vesting monthly over one year period as compensation for serving as a member of the Special Strategy Committee. As of December 31, 2013, Mr. Hodge held outstanding RSUs for 14,231 shares, all of which were unvested and aggregate outstanding options to purchase 45,000 shares, of which 40,117 shares were vested and 4,583 were unvested.

(7)
On May 22, 2013, Mr. Raduchel was granted 14,231 RSUs. These RSUs shall vest as to 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 22, 2013 (i.e., date of grant) was $6.00 per share. On November 15, 2013, Mr. Raduchel was granted 20,000 stock options vesting monthly over one year period as compensation for serving as the Chairman of the Special Strategy Committee. As of December 31, 2013, Mr. Raduchel held outstanding RSUs for 14,231 shares, all of which were unvested and aggregate outstanding options to purchase 150,000 shares, of which 111,667 shares were vested and 38,333 were unvested.

(8)
On May 22, 2013, Dr. George was granted 14,231 RSUs These RSUs shall vest as to 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 22, 2013 (i.e., date of grant) was $6.00 per share. As of December 31, 2013, Dr. George held outstanding RSUs for 14,231 shares, all of which were unvested and aggregate outstanding options to purchase 40,000 shares, all of which were vested.

TRANSACTIONS WITH RELATED PERSONS

From January 1, 2013 to the present, there have been no (and there are no currently proposed) transactions in which Silicon Image was (or is to be) a participant and the amount involved exceeded $120,000, and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission.

Silicon Image has adopted and maintains a code of conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, corporate opportunities, competition and fair dealing, maintenance of corporate books and records, gifts and entertainment, political contributions, international business laws, confidentiality, protection of company assets, public communications, special obligations applicable to our Chief Executive Officer and senior financial officers and standards and procedures for compliance with the code. The code can be found on the Investors Center section of our website at http://ir.siliconimage.com by clicking on “Governance Documents” under “Research Tools”.

The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons are expected to avoid conflicts of interest. The code provides some examples of activities that could involve conflicts of interest, including aiding our competitors, involvement with any business that does business with us or seeks to do so, owning a significant financial interest in a competitor or a business that does business with us or seeks to do so, soliciting or accepting payments or other preferential treatment from any person that does business with us or seeks to do so, taking personal advantage of corporate opportunities and transacting company business with a family member.

The code defines a “related party transaction” to mean any transaction that is required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission. The compliance officer under the code will conduct a review of all related party transactions for potential conflict of interest situations. Further, all related party transactions must be approved or ratified by our audit committee or another independent body of the Board. The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our compliance officer and audit committee or independent body of the Board will be provided with all material information then available regarding the transaction, the nature and extent of the director’s, executive officer’s or 5% stockholder’s interest in the transaction and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our audit committee or independent body of the Board concluded in good faith that it was in our interest to proceed with it. We expect that that pre-approval will be sought for any such transaction when practicable and when pre-approval is not obtained, for any such transaction to be submitted for ratification as promptly as practicable.

STOCK PRICE PERFORMANCE GRAPH

The stock price performance graph below is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Silicon Image specifically incorporates this information by reference and shall not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for Silicon Image, the NASDAQ Composite Stock Market Index (US) and the S&P Information Technology Index. The graph assumes that $100 was invested in Silicon Image’s common stock, the NASDAQ Composite Stock Market (US) and the S&P Information Technology Index from December 31, 2008 through December 31, 2013. No cash dividends have been declared on Silicon Image’s common stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

	12/08	12/09	12/10	12/11	12/12	12/13
Silicon Image, Inc.	100.00	61.43	175.00	111.90	118.10	146.43
NASDAQ Composite	100.00	144.88	170.58	171.30	199.99	283.39
S&P Information Technology	100.00	161.72	178.20	182.50	209.55	269.13

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Silicon Image specifically incorporates this information by reference and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management is responsible for Silicon Image’s internal controls over the financial reporting process and for its assessment of the effectiveness of internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of Silicon Image’s consolidated financial statements and the independent audit of the internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, during fiscal year 2013, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, our independent registered public accounting firm. Management has represented to the Audit Committee that Silicon Image’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP. The Audit Committee has also discussed management’s assessment of internal control over financial reporting as well as Deloitte & Touche LLP’s report on their audit of internal control over final reporting as of December 31, 2013. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with those Charged with Governance).

Deloitte & Touche LLP has also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with Deloitte & Touche LLP that independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of Deloitte & Touche LLP to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements and management’s report on internal control over financial reporting in Silicon Image’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

Audit Committee

Peter Hanelt
John Hodge
Masood Jabbar

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our common stock (“10% Stockholders”) to file with the Securities and Exchange Commission initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other equity securities on a Form 4 or Form 5. Such executive officers, directors and 10% Stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such filings in our possession and written representations from the executive officers and directors, we believe that all of our executive officers, directors and 10% Stockholders made all the necessary filings under Section 16(a) during fiscal year 2013.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in Silicon Image’s Proxy Statement and form of proxy relating to Silicon Image’s Annual Meeting of Stockholders to be held in 2015 must be received by December 8, 2014. Stockholders wishing to bring a proposal before Silicon Image's Annual Meeting of Stockholders to be held in 2015 (but not include it in Silicon Image’s proxy materials) must provide written notice of such proposal to the Secretary of Silicon Image at the principal executive offices of Silicon Image between February 18, 2015 and March 20, 2015.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

Silicon Image invites its Board members to attend its annual stockholder meetings, but does not require attendance. In 2013, Mr. Camillo, Mr. Hanelt and Mr. Hodge attended Silicon Image’s Annual Stockholder Meeting.

SECURITY HOLDER COMMUNICATIONS

Any security holder of Silicon Image wishing to communicate with the Board may write to the Board at directors@siliconimage.com or Board of Directors, c/o Silicon Image, 1140 East Arques Ave., Sunnyvale, California 94085. An employee of Silicon Image, under the supervision of the Chairman of the Board, will forward these emails and letters directly to the Board. Security holders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

Silicon Image has adopted a code of conduct and ethics that applies to Silicon Image’s directors, executive officers and employees, including its Chief Executive Officer and Chief Financial Officer. The code of conduct and ethics is available on the Investor Center section of Silicon Image’s website at http://ir.siliconimage.com by clicking on “Governance Documents” under “Research Tools”.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

Appendix A

SILICON IMAGE, INC.
EMPLOYEE STOCK PURCHASE PLAN

1. Establishment of Plan. Silicon Image, Inc. (the "Company") proposes to grant options for purchase of the Company's Common Stock to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this "Plan"). For purposes of this Plan, "Parent Corporation" and "Subsidiary" shall have the same meanings as "parent corporation" and "subsidiary corporation" in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"). "Participating Subsidiaries" are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the "Board") designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an "employee stock purchase plan" under Section 423 of the Code (including any amendments to or replacements of such Section ("Section 423")), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 shall have the same definition herein. As of the amendment and restatement of the Plan on May 18, 2011, a total of 555,230 shares of the Company's Common Stock is reserved for issuance under this Plan. In addition, on each January 1 (commencing with January 1, 2012) the aggregate number of shares of the Company’s Common Stock reserved for issuance under the Plan shall be increased automatically by a number of shares equal to 1% of the total number of outstanding shares of the Company Common Stock on the immediately preceding December 31; provided, that the Board or the Committee may in its sole discretion reduce the amount of the increase in any particular year; and, provided further, that the aggregate number of shares issued over the term of this Plan shall not exceed 11,000,000 shares. Such number shall be subject to adjustments effected in accordance with Section 14 of this Plan. If Proposal 2 is approved (i.e., the 3,000,000 increase in the number of shares issuable under the ESPP), the aggregate number of shares of common stock reserved for issuance under the ESPP will be 14,000,000.

2. Purpose. The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees' sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment.

3. Administration. This Plan shall be administered by the Compensation Committee of the Board (the "Committee"). Subject to the provisions of this Plan and the limitations of Section 423 or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

4. Eligibility. Any employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

(a) employees who are not employed by the Company or a Participating Subsidiary (10) days before the beginning of such Offering Period;

(b) employees who are customarily employed for twenty (20) hours or less per week;

(c) employees who are customarily employed for five (5) months or less in a calendar year;

(d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries; and

(e) individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

5. Offering Dates. The offering periods of this Plan (each, an "Offering Period") shall be of approximately six (6) months duration. The first such Offering Period under the Plan as amended and restated in 2011, shall commence on August 16, 2011, and end on the last business day to occur on or before February 15, 2012, and subsequent Offering Periods shall commence on each February 16 and August 16 thereafter. The Offering Period that commenced on February 16, 2011, shall continue under its terms and end on August 15, 2011. Each Offering Period shall consist of a single purchase period (a "Purchase Period") during which payroll deductions of the participants are accumulated under this Plan. The first business day of each Offering Period is referred to as the "Offering Date". The last business day of each Offering Period is referred to as the "Purchase Date" and is the end of the Purchase Period. The Committee shall have the power to change the duration of Offering Periods with respect to offerings without stockholder approval.

6. Participation in this Plan. Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date of such Offering Period after satisfying the eligibility requirements by delivering a subscription agreement to the Company not later than five (5) days before such Offering Date. Notwithstanding the foregoing, the Committee may set a later time for filing the subscription agreement authorizing payroll deduc-tions for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement to the Company by such date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing a subscription agreement with the Company not later than five (5) days preceding a subsequent Offering Date (or such later time as the Committee may establish). Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period and is not required to file another subscription agreement to continue participation in this Plan other than following a withdrawal from participation as set forth in Section 11 below.

7. Grant of Option on Enrollment. Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by divid-ing (a) the amount accumulated in such employee's payroll deduction account during such Offering Period by (b) the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Offering Date (but in no event less than the par value of a share of the Company's Common Stock), or (ii) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company's Common Stock), provided, however, that the number of shares of the Company's Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(c) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 10(b) below with respect to the applicable Purchase Date. The fair market value of a share of the Com-pany's Common Stock shall be determined as provided in Section 8 below.

8. Purchase Price. The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a) The fair market value on the Offering Date; or

(b) The fair market value on the Purchase Date.

For purposes of this Plan, the term "Fair Market Value" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

(a) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported by The Wall Street Journal or other source designated by the Board or Committee;

(b) if such Common Stock is publicly traded but is not listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or other source designated by the Board or Committee; or

(c) if none of the foregoing is applicable, by the Board or Committee in good faith.

9. Payment Of Purchase Price; Changes In Payroll Deductions; Issuance Of Shares.

(a) The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant's compensation in one percent (1%) increments not less than one percent (1%), nor greater than fifteen percent (15%) or such lower limit set by the Committee. Compensation shall mean all W-2 cash compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums and bonuses, plus draws against commissions, provided, however, that for purposes of determining a participant's compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

(b) A participant may prospectively increase or decrease the rate of payroll deductions for any upcoming Offering Period by filing with the Company a new authorization for payroll deductions not later than fifteen (15) days before the beginning of such Offering Period.

(c) A participant may decrease, but not increase, his or her payroll deduction percentage (including to zero) during a Purchase Period by filing with the Company a new authorization regarding upcoming payroll deductions. Such decrease shall be effective as soon as administratively practicable after the Company's receipt of the request. Only one such change may be made effective during any Purchase Period.

(d) All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(e) On each Purchase Date, so long as this Plan remains in effect, and provided that the participant has not timely submitted a signed and completed withdrawal form before that date as provided in Section 11 below, the Company shall apply the funds then in the participant's account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any cash remaining in a participant's account after such purchase of shares shall be refunded to such participant in cash, without interest; provided, however that any amount remaining in such participant's account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock of the Company shall be carried forward, without interest, into the next Offering Period. In the event that this Plan has been oversub-scribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f) As promptly as practicable after the Purchase Date, the Company shall issue shares for the participant's benefit representing the shares purchased upon exercise of his or her option.

(g) A participant's option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

10. Limitations on Shares to be Purchased.

(a) No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

(b) No more than twice the number of Shares that the participant’s contributions in an Offering Period could have purchased using as the purchase price eighty-five percent (85%) of the Fair Market Value of a Share on the Offering Date of that Offering Period may be purchased by that participant on the Purchase Date of that Offering Period.

(c) No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than thirty (30) days prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the "Maximum Share Amount"). Effective as of the Offering Period commencing on February 16, 2013 and for each Offering Period thereafter unless the Committee determines otherwise, the Maximum Share Amount shall be 2,000 shares. In no event shall the Maximum Share Amount exceed the amounts permitted under Section 10(b) above. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

(d) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant's option to each participant affected.

(e) Any payroll deductions accumulated in a participant's account which are not used to purchase stock due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the applicable Offering Period, without interest.

11. Withdrawal.

(a) Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of an Offering Period.

(b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in this Plan.

12. Termination of Employment. Termination of a participant's employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, immediately terminates his or her participation in this Plan. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

13. Return of Payroll Deductions. In the event a participant's interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all payroll deductions credited to such participant's account. No interest shall accrue on the payroll deductions of a participant in this Plan.

14. Capital Changes. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under this Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of any consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination or return each participant’s funds on deposit without interest. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, the Plan shall terminate as of a date fixed by the Committee and the date of such termination shall be the final Purchase Date for all Offering Periods then in effect.

The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, or in the event of the Company being consolidated with or merged into any other corporation.

15. Nonassignability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16. Reports. Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Offering Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Offering Period.

17. Notice of Disposition. Each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date (the "Notice Period"). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company's transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18. No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee's employment.

19. Equal Rights And Privileges. All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.

20. Notices. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Term; Stockholder Approval. This Plan was first adopted by the Board on July 20, 1999, as the Silicon Image, Inc. 1999 Employee Stock Purchase Plan, and amended and restated on April 3, 2008 and May 18, 2011 as the Silicon Image, Inc. Employee Stock Purchase Plan. When required by applicable law or Section 423, this Plan shall be submitted for approval by the stockholders of the Company, in any manner required, or permitted, by applicable law. No purchase of shares that are subject to such approval before becoming available under this Plan shall occur prior to stockholder approval of such shares and the Board or Committee may delay any Purchase Date and postpone the commencement of any Offering Period subsequent to such Purchase Date as deemed necessary or desirable to obtain such approval (provided that if a Purchase Date would occur more than twenty-seven (27) months after commencement of the Offering Period to which it relates, then such Purchase Date shall not occur and instead such Offering Period shall terminate without the purchase of shares and participants in such Offering Period shall be refunded their contributions without interest). This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), or (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) August 15, 2018.

22. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under this Plan in the event of such participant's death subsequent to the end of a Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under this Plan in the event of such participant's death prior to a Purchase Date.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant's death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23. Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24. Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

25. Amendment or Termination of this Plan. The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 21 above within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would:

(a) increase the number of shares that may be issued under this Plan; or

(b) change the designation of the employees (or class of employees) eligible for participation in this Plan.

Notwithstanding the foregoing, the Board may make such amendments to the Plan as the Board determines to be advisable, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan was adopted by the Board.

SILICON IMAGE, INC.
INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
(Sub-Plan of the Silicon Image, Inc. Employee Stock Purchase Plan,
as Amended and Restated on April 3, 2008)

1. PURPOSE. The Silicon Image, Inc. International Employee Stock Purchase Plan, a sub-plan of the Silicon Image, Inc. Employee Stock Purchase Plan (the “Sub-Plan”) is intended to provide eligible employees of the Company’s Non-U.S. Subsidiaries with a convenient means or acquiring an equity interest in the Company through payroll deductions or other approved contributions and to enhance such employees’ sense of participation in the affairs of the Company and Non-U.S. Subsidiaries. The Sub-Plan is not intended to qualify as an employee stock purchase plan under Section 423 (b) of the U.S. Internal Revenue Code of 1986, as amended.

All provisions of this Sub-Plan shall be governed by the U.S. Plan, except as otherwise expressly provided herein.

The Sub-Plan became effective on the designated Effective Date.

2. DEFINITIONS. The definitions provided in the U.S. Plan shall govern the Sub-Plan, except the following terms shall have the meanings indicated:

Compensation means all cash compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums, and bonuses, plus draws against commissions.

Corporate Affiliate means any corporation, partnership, joint venture or other business entity in which the Company owns, directly or indirectly, stock or a capital or profit interest and with respect to which the Company possesses the power to direct or cause the direction of the management and policies.

Effective Date means July 13, 2007.

Employee means any person employed by a Non-U.S. Subsidiary.

Non-U.S. Subsidiary shall mean any Corporate Affiliate with Employees residing outside of the United States. As of the Effective Date, the Non-U.S. Subsidiaries designated to participate in the Sub-Plan are listed on attached Schedule A.

Participant means any Employee who meets the eligibility and participation requirements set forth in Section 4, below and is an Employee of a Non-U.S. Subsidiary.

U.S. Plan shall mean the Silicon Image, Inc. Employee Stock Purchase Plan, and for Offering Periods commencing prior to August 16, 2008, the Silicon Image, Inc. 1999 Employee Stock Purchase Plan, as amended.

3. ADMINISTRATION. This Plan shall be administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of this Plan, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

4. ELIGIBILITY AND PARTICIPATION.

(a) Any Employee of a Non-U.S. Subsidiary is eligible to participate in an Offering Period (as hereinafter defined) under this Sub-Plan except the following:

(i) An Employee who is not employed by the Non-U.S. Subsidiary ten (10) days before the beginning of such Offering Period; and

(ii) An Employee who, together with any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code, owns stock or holds options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries, including Non-U.S. Subsidiaries, or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries, including Non-U.S. Subsidiaries.

(b) In order to participate in the Sub-Plan for a particular Offering Period, the Employee must complete the enrollment forms prescribed by the Company (including a subscription agreement and a payroll deduction authorization, if applicable) and file such forms with the office designated by the Company no later than the close of business for such office on the subscription date designated by the Company. However, any Employee of a Non-U.S. Subsidiary who is a participant in the U.S. Plan immediately prior to the Effective Date shall automatically become a Participant in the initial Offering Period under the Sub-Plan and such individual’s contributions under the Sub-Plan (whether made by payroll deduction, check or other payment method as applicable) shall continue at the same rate authorized under the U.S. Plan immediately prior to the Effective Date unless the Participant shall change such rate in accordance with Section 9 of the U.S. Plan.

5. STOCK SUBJECT TO THE SUB-PLAN. The Stock purchasable by Participants under the Sub-Plan shall be made available from shares reserved under the U.S. Plan and any shares issued under the Sub-Plan will reduce, on a share-for-share basis, the number of shares of Common Stock available for subsequent issuance under the U.S. Plan.

6. PURCHASE RIGHTS. An Employee who participates in the Sub-Plan for a particular Offering Period shall have the right to purchase Common Stock upon the terms and conditions set forth below and shall execute a subscription agreement embodying such terms and conditions and such other provisions (not inconsistent with the Sub-Plan) as the Company may deem advisable.

(a) Purchase Price. The U.S. Dollar Purchase Price shall be determined in accordance with the provisions of Section 8 of the U.S. Plan.

(b) Number of Purchasable Shares. The number of shares purchasable by a Participant shall be determined in accordance with the provisions of Section 10 of the U.S. Plan.

(c) Payment. Except to the extent otherwise determined by the Company and as otherwise required by law, payment for Common Stock purchased under the Sub-Plan shall be effected by means of the Participant’s authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant Offering Period and, unless terminated earlier pursuant to Section 6 (e), below, shall terminate with the pay day ending with or immediately prior to the last day of the Offering Period. The amounts so collected shall be credited to the Participant’s individual book account under the Sub-Plan, initially in the currency in which paid by the Non-U.S. Subsidiary until converted into U.S. Dollars. Accordingly, all purchases of Common Stock under the Sub-Plan are to be made with the U.S. Dollars into which the payroll deductions or other approved contributions for the Offering Period have been converted. No interest shall be paid on the balance from time to time outstanding in the book account maintained for the Participant, except as otherwise required by law. The amounts collected from a Participant may be commingled with the general assets of the Company or the Non-U.S. Subsidiary and may be used for general corporate purposes, except as otherwise required by law.

(d) Conversion into U.S. Dollars. For purposes of determining the number of shares purchasable by a Participant, the payroll deductions or other approved contributions credited to each Participant’s book account during each Offering Period shall be converted into U.S. Dollars on the Purchase Date for that Offering Period on the basis of the exchange rate in effect on such date. The Company shall have the absolute discretion to determine the applicable exchange rate to be in effect for each Purchase Date by any reasonable method (including, without limitation, the exchange rate actually used by the Company for its intra-Company financial transactions for the month of such transfer). Any changes or fluctuations in the exchange rate at which the payroll deductions or other approved contributions collected on the Participant’s behalf are converted into U.S. Dollars on each Purchase Date shall be borne solely by the Participant.

(e) Transfer of Employment. In the event that a Participant who is an Employee of a Non-U.S. Subsidiary is transferred and becomes an employee of the Company during an Offering Period under the Sub-Plan, such individual shall continue to remain a Participant in the Sub-Plan, and payroll deductions or other approved contributions shall continue to be collected until the next Purchase Date as if the Participant had remained an Employee of the Non-U.S. Subsidiary.

In the event that an employee of the Company who is a participant in the U.S. Plan is transferred and becomes an Employee of a Non-U.S. Subsidiary during an Offering Period in effect under the U.S. Plan, such individual shall automatically become a Participant under the Sub-Plan for the duration of the Offering Period in effect at that time under the Sub-Plan and the balance in such individual’s book account maintained under the U.S. Plan shall be transferred as a balance to a book account opened for such individual under the Sub-Plan. Such balance, together with all other payroll deductions or other approved contributions collected from such individual by the Non-U.S. Subsidiary for the remainder of the Offering Period under the Sub-Plan (as converted into U.S. Dollars), shall be applied on the next Purchase Date to the purchase of Common Stock under the Sub-Plan.

(f) Additional Restrictions on Transfer of Shares to Comply with Local Law. In order to comply with local law (including, without limitation, local securities and applicable exchange laws), the Company may require a Participant to retain the shares purchased on his or her behalf in the in a Company account or an account of a designated broker until the sale of such shares.

7. AMENDMENT AND TERMINATION. The amendment and termination of the Sub-Plan are governed by Section 25 of the U.S. Plan.

8. GENERAL PROVISIONS.

(a) All costs and expenses incurred in the administration of the Sub-Plan shall be paid by the Company or the Non-U.S. Subsidiary.

(b) Neither the action of the Company in establishing the Sub-Plan, nor any action taken under the Sub-Plan by the Board nor any provision of the Sub-Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any Corporate Affiliate for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

(c) The Company may adopt rules or procedures relating to the operation and administration of the Sub-Plan to accommodate the specific requirements of the law and procedures of applicable jurisdictions. Without limiting the generality of the foregoing, the Company is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other approved contributions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates that vary with local requirements.

(d) The Committee may adopt rules, procedures or sub-plans applicable to particular Non-U.S. Subsidiaries or jurisdictions. The rules of such sub-plans may take precedence over other provisions of this Sub-Plan, with the exception of Section 5, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Sub-Plan shall govern the operation of such sub-plan.

(e) Except as otherwise expressly required under the laws of the local jurisdiction, the Sub-Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of California, United States of America without resort to that state’s conflict-of-laws rules. Should any provision of this Sub-Plan be determined by a court of competent jurisdiction to be unlawful or unenforceable in a separate local jurisdiction, such determination shall in no way affect the application of that provision in any other local jurisdiction, or any of the remaining provisions of the Sub-Plan.

9. DISALLOWED PROVISIONS OF THE U.S. PLAN. The following provisions of the U.S. Plan are not applicable to the Sub-Plan:

(a) Section 17. Notice of Disposition, and

(b) Section 19. Equal Rights and Privileges.

Schedule A
Non-US Subsidiaries Participating in the
International Employee Stock Purchase Plan
(Sub-Plan of the Silicon Image, Inc. Employee Stock Purchase Plan,
as Amended and Restated on April 3, 2008)

1. Silicon Image Japan KK (Japan)
(Eligible for the Offering Period scheduled to begin on August 1, 2007)

2. Silicon Image GmbH (Germany)
(Eligible for the Offering Period scheduled to begin on August 1, 2007)

3. Silicon Image International B.V. (Netherlands)
(Eligible for the Offering Period scheduled to begin on August 1, 2007)

4. Silicon Image UK Ltd. (United Kingdom)
(Eligible for the Offering Period scheduled to begin on February 16, 2008)

SILICON IMAGE, INC

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 18, 2014.

Vote by Internet

- Go to **www.investorvote.com/SIMG**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors unanimously recommends a vote FOR each of the nominees, and FOR Proposals 2, 3 and 4.

1. ELECTION OF CLASS III DIRECTORS

Nominees:

	For	Withhold
01 - William Raduchel	☐	☐
02 - Camillo Martino	☐	☐

	For	Against	Abstain
2. Vote to amend our 1999 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder and to increase the maximum number of shares issuable thereunder	☐	☐	☐
3. Vote to approve the Company's executive compensation	☐	☐	☐
4. Vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

01TPOB

Important notice regarding the Internet availability of proxy materials for the 2014 Annual Meeting of Stockholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: **http://ir.siliconimage.com/annuals.cfm**

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — SILICON IMAGE, INC.

Annual Meeting of Stockholders – May 19, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Camillo Martino and Edward Lopez, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Silicon Image, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 19, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

The Board of Directors unanimously recommends a vote FOR each of the nominees, and FOR Proposals 2, 3 and 4.

(Continued and to be marked, dated and signed, on the other side)